Exhibit 10.2

TERM LOAN AGREEMENT
Dated as of March 15, 2017

among

Keane Group, Inc.,
as the Parent Guarantor

Keane Group Holdings, LLC,
as the Lead Borrower, and
for
The Borrowers Named Herein
The Guarantors Named Herein
Owl Rock Capital Corporation,
as Administrative Agent and Collateral Agent

and

The Lenders Party Hereto

Owl Rock Capital Corporation,
as Lead Arranger

-i-

-ii-

-iii-

-iv-

-v-

SCHEDULES
1.01A    Borrowers
1.01B    Consolidated EBITDA
1.04    Unrestricted Subsidiaries
2.01    Commitments
4.01    Effective Date Documents
5.01    Loan Parties Organizational Information
5.06    Litigation
5.12    Subsidiaries; Other Equity Investments
5.16    Intellectual Property Matters
5.18    Material Real Estate
5.20    DDAs
5.21    Material Contracts
6.18    Post-Closing Matters
7.01    Existing Liens
7.02    Existing Investments
7.03    Existing Indebtedness
7.09    Existing Affiliate Transactions
7.10    Existing Burdensome Agreements
10.02    Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A     Committed Loan Notice
B     Compliance Certificate
C     Term Note
D     Assignment and Assumption
E     [Reserved]
F    Solvency Certificate
G    U.S. Tax Compliance Certificate
H    [Reserved]
I    Facility Guaranty
J    Security Agreement

-vi-

TERM LOAN AGREEMENT
This TERM LOAN AGREEMENT (“Agreement”) is entered into as of March 15, 2017 among Keane Group Inc., a Delaware corporation (the “Parent”), Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), the Persons named on Schedule 1.01A hereto (and together with the Lead Borrower and each other Person that becomes a Borrower hereunder in accordance with the terms hereof, collectively, the “Borrowers”), the Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Owl Rock Capital Corporation, a Maryland corporation (“Owl Rock”), as Administrative Agent and Collateral Agent.
PRELIMINARY STATEMENTS
WHEREAS, the Borrowers and the Guarantors have requested that the Agents and the Lenders enter into financing arrangements with the Borrowers pursuant to which Lenders may make loans to the Borrowers, with an initial term loan of $150,000,000 to be funded on the Effective Date (as hereinafter defined); and
WHEREAS, each Lender is willing to agree severally and not jointly to make such loans to the Borrowers on a pro rata basis according to such Lender’s Commitment as defined below on the terms and conditions set forth herein and in the other Loan Documents and the Agents are willing to act as agents for the Lenders on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABL Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the loan documents under the ABL Credit Agreement, or any successor administrative agent thereunder.
“ABL Agents” means the ABL Administrative Agent and the ABL Collateral Agent.
“ABL Collateral Agent” means Bank of America, N.A., acting in such capacity under the ABL Credit Agreement for its own benefit and the benefit of the other credit parties thereunder, and its successors under the ABL Credit Agreement.
“ABL Credit Agreement” means that certain Asset-Based Revolving Credit Agreement, dated February 17, 2017, by and among the Parent, the Lead Borrower, the Persons named on Schedule 1.01A thereto, the guarantors, each lender from time to time party thereto and the ABL Agents (as in effect on the Closing Date, as the same may be subsequently amended, restated, refinanced, replaced, extended, renewed or restructured in accordance with the provisions hereof and the terms of the Intercreditor Agreement).

“ABL Event of Default” means an “Event of Default” as defined in the ABL Credit Agreement.
“ABL Facility” means that credit facility made available to the Lead Borrower and certain of its Subsidiaries pursuant to the ABL Credit Agreement.
“ABL Facility Documentation” means the ABL Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith, as the same may be amended, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time in each case in accordance with the provisions hereof and the terms of the Intercreditor Agreement.
“ABL Facility Indebtedness” means (i) Indebtedness and other “Obligations” (as defined in the ABL Credit Agreement) of the Borrowers and the Guarantors outstanding under the ABL Facility Documentation, (ii) any Swap Contract (as defined in the ABL Credit Agreement) permitted pursuant to Article VII hereof that is entered into by and between a Borrower or any Guarantor and any Person that is a lender under the ABL Credit Agreement or an Affiliate of a lender under the ABL Credit Agreement at the time such Swap Contract is entered into, to the extent obligations of the Borrowers and Guarantors thereunder constitute “Obligations” (as defined in the ABL Credit Agreement) and (iii) any agreement with respect to Cash Management Services (as defined in the ABL Credit Agreement) permitted under Article VII hereof that is entered into by and between a Borrower or any Guarantor and any Person that is a lender under the ABL Credit Agreement or an Affiliate of a lender under the ABL Credit Agreement at the time such agreement is entered into, to the extent obligations of the Borrowers and Guarantors thereunder constitute “Obligations” (as defined in the ABL Credit Agreement).
“ABL Priority Collateral” has the meaning provided in the Intercreditor Agreement.
“Accommodation Payment” has the meaning provided in Section 10.20(d).
“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation whether or not constituting “accounts” as defined in the UCC, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.
“ACH” means automated clearing house transfers.
“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person.
“Actions” has the meaning provided in Section 6.17.
“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Refinancing Term Loans pursuant to a Refinancing Amendment in accordance with Section 2.17, provided that each Additional

Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that such Additional Refinancing Lender is not then an Affiliate of a then existing Lender or an Approved Fund and (ii) the Lead Borrower.
“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Borrowings then outstanding as of the effective date for the change in the Statutory Reserve Rate.
“Administrative Agent” means Owl Rock, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent hereunder.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) any director, officer, managing member, partner, trustee, or beneficiary of that Person, and (c) any Person which beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person.
“Affiliated Debt Fund” means a Sponsor Affiliated Lender that is a bona fide diversified debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.
“Agent(s)” means, individually, the Administrative Agent, the Collateral Agent and the Arranger and collectively means all of them.
“Agent Parties” has the meaning provided in Section 10.02(c).
“Agreement” means this Term Loan Agreement.
“Allocable Amount” has the meaning provided in Section 10.20(d).
“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.
“Applicable ECF Percentage” means, for any Fiscal Year, (a) 50% if the Total Net Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is greater than 3.50:1.00, (b) 25% if the Total Net Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is less than or equal to 3.50:1.00 and greater than 2.00:1:00 and (c) 0% if the Total Net Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is less than or equal to 2.00:1.00.

“Applicable Margin” means a percentage per annum equal to (a) for Initial Term Loans which are LIBOR Rate Loans, 7.25%, and (b) for Initial Term Loans which are Base Rate Loans, 6.25%.
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages any Fund that is a Lender.
“Arranger” means Owl Rock, in its capacity as lead arranger.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds administered, advised or managed by the same entity or entities that are Affiliates of one another.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Audited Financial Statements” means the audited consolidated financial statements of the Lead Borrower and its Subsidiaries as of December 31, 2015.
“Availability” means, as of any date, the aggregate principal amount that is available for borrowing under the ABL Credit Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly quoted from time to time by The Wall Street Journal as the “prime rate” in the United States (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent)); (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate for a one-month Interest Period plus 1.0%. Any change in the Wall Street Journal prime rate, the Federal Funds Rate or the LIBOR Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Blocked Account” has the meaning provided in Section 6.12.
“Blocked Account Agreement” means with respect to a deposit account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, establishing control (as defined in the UCC) of such account by the Collateral Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of an Event of Default, to comply only with the instructions originated by the applicable Controlling Agent without the further consent of any Loan Party.
“Blocked Account Bank” means each bank with whom DDAs are maintained, other than any bank with whom a Blocked Account Agreement is not required to be, executed in accordance with the terms hereof.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers or managing member of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.
“Borrower Materials” has the meaning provided in Section 6.02.
“Borrowers” has the meaning provided in the introductory paragraph hereto. At the request of the Lead Borrower and with the consent of the Administrative Agent, any Restricted Subsidiary of the Parent that is a Domestic Subsidiary may be designated as a Borrower, subject to (a) executing and delivering a joinder agreement to this Agreement and such other documents as the Administrative Agent reasonably requests in which case such Borrower shall be jointly and severally liable with the other Borrowers for all Obligations under this Agreement and (b) the Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act reasonably requested by the Lenders.

“Borrowing” means a borrowing consisting of Term Loans of the same Type and currency and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of, or are in fact closed in, the state where the Agent’s office is located, except that if determination of Business Day shall relate to any LIBOR Rate Loans the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable LIBOR Rate market.
“Capital Expenditures” means, without duplication and with respect to the Keane Group for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of the Keane Group (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of the Keane Group for such period, in each case prepared in accordance with GAAP; provided that Capital Expenditures shall not include (a) expenditures by the Keane Group in connection with Permitted Acquisitions, any Acquisition or the Trican Transaction, (b) any such expenditure made to restore, replace or rebuild property, to the extent such expenditure is made with (x) Net Proceeds from a Disposition or (y) insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (c) any such expenditure funded or financed with the proceeds of Permitted Indebtedness (other than any revolving indebtedness), equity or any capital contribution to the Keane Group, (d) any expenditures in connection with the purchase, construction or other acquisition of new fixed assets (other than any amounts used to maintain, repair, renew or replace fixed assets) and (e) with respect to any property, assets or business of any Person or of assets constituting a business unit, line of business or division of any Person acquired by the Keane Group, any expenditures made therefor prior to the consummation of such acquisition by the Keane Group.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Casualty Event” means any event that gives rise to the receipt by the Parent or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any assets or property thereof.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline, directive or other published administrative guidance (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, pursuant to Basel III, shall in each case, for the purpose of this Agreement, be deemed to be adopted subsequent to the Effective Date.
“Change of Control” means an event or series of events by which:
(a)    any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder, acquires directly or indirectly, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly (i) more than 50% of the total voting power of the voting Equity Interests of the Parent or (ii) more than 35% of the total voting power of the voting Equity Interests of the Parent and the percentage so held is greater than the percentage of the total voting power that is Controlled by the Permitted Holders;
(b)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or any Permitted Holder; or

(c)    subject to Section 7.04, the Parent ceasing to own, directly or indirectly, 100% of the total outstanding Equity Interests of any Borrower.
“Class,” when used in reference to (a) any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loan comprising such Borrowing, is an Initial Term Loan, Incremental Term Loan, Replacement Term Loan or Refinancing Term Loan of a given Refinancing Series, (b) any Commitment, refers to whether such Commitment is an Initial Term Commitment, Incremental Term Loan Commitment or Refinancing Term Commitment of a given Refinancing Series and (c) any Lender, refers to whether such Lender has a Term Loan or Commitment with respect to a particular Class of Term Loans or Commitments. Initial Term Commitments, Incremental Term Loan Commitments and Refinancing Term Loan Commitments (and, in each case, the Term Loans made pursuant to such Commitments) that have different terms and conditions (including, without limitation, different maturity dates and/or interest rates) shall be construed to be in different Classes. Commitments (and, in each case, the Term Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class unless designated as a separate Class.
“Closing Date Projections” means the financial projections delivered by the Lead Borrower to the Administrative Agent on January 30, 2017.
“Code” means the Internal Revenue Code of 1986, as amended (unless as indicated otherwise).
“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent, which will exclude, for the avoidance of doubt, Excluded Property.
“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agents executed by (a) a bailee or other Person in possession of Collateral, (b) a mortgagee in connection with Indebtedness secured by a mortgage on Real Estate, or (c) any landlord of Real Estate leased by any Loan Party, in each case, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Collateral Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Collateral Agent with a reasonable time to Dispose of the Collateral, or remove the Collateral from such Real Estate, and (v) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.
“Collateral Agent” means Owl Rock, acting in such capacity under this Agreement and the other Loan Documents for its own benefit and the benefit of the other Credit Parties, and its successors hereunder and thereunder.
“Commitment” means an Incremental Term Loan Commitment, Initial Term Loan Commitment or Refinancing Term Commitment, as the context may require.
“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a Conversion of Term Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(b), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Lead Borrower.

“Compliance Certificate” means a compliance certificate in the form of Exhibit B hereto.
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Consolidated EBITDA” means, at any date of determination, an amount equal to the Consolidated Net Income of the Keane Group for the most recently completed Measurement Period plus, without duplication, to the extent the same was deducted in calculating such Consolidated Net Income:
(1)    Consolidated Taxes; plus
(2)    Consolidated Interest Charges; plus
(3)    Consolidated Non-cash Charges; plus
(4)    the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted under Section 7.09; plus
(5)    the amount of costs, expenses and fees paid during such period in connection with (i) the Transactions and/or (ii) the Trican Transaction; plus
(6)    any premiums, expenses or charges (other than Consolidated Non-cash Charges) related to any issuance or sale of Equity Interests (including the IPO), Investment, Acquisition, Disposition, recapitalization or the incurrence or permanent repayment or amendment of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful or meeting the dollar amount thresholds specified herein), including (i) such fees, expenses or charges related to the issuance of Indebtedness, and (ii) any amendment or other modification of this Agreement or other Indebtedness; plus
(7)    [reserved]; plus
(8)    any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; plus
(9)    the amount of any minority interest expense consisting of income of a Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in such period in calculating Consolidated Net Income, net of any cash distributions made to such third parties in such period; plus
(10)    the amount of “run-rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Lead Borrower in good faith to be realized, as a result of actions taken or expected to be taken, within 12 months of the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are reasonably identifiable and factually supportable, (2) no cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies may be added pursuant to this clause (10) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such period, (3) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to Section 1.06 and (4) the aggregate amount added pursuant to this clause (10), together with any amounts added pursuant to clause (11) below, shall not exceed (A) (a) $10,000,000 prior to the end of the first two full Fiscal Quarter periods after the Effective Date and (b) thereafter, 20.0% of Consolidated EBITDA for such Measurement Period (prior to giving effect to the addbacks pursuant to this clause (10) and clause (11) below), plus (B) the amount of any cost savings, operating expense reductions, restructuring charges and expenses and cost-savings synergies that would be permitted to be included in financial statements prepared in accordance with Regulation S-X under the Securities Act during such Measurement Period; plus
(11)    acquisition, integration and divestiture costs, and fleet commissioning costs; provided that amounts added pursuant to this clause (11), together with any amounts added pursuant to clause (10) above, shall not exceed (a) $10,000,000 prior to the end of the first two full Fiscal Quarter periods after the Effective Date and (b) thereafter, 20.0% of Consolidated EBITDA for such Measurement Period (prior to giving effect to the addbacks pursuant to this clause (11)(y) and clause (10) above);
less, without duplication, (i) non-cash income or gain increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) items representing ordinary course accruals of cash to be received in future periods; plus (ii) any net gain from discontinued operations or net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income.
In addition, to the extent not already included in the Consolidated Net Income of Keane Group, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of net cash proceeds received by or contributed to the Parent and its Restricted Subsidiaries from business interruption insurance.
Notwithstanding the foregoing, “Consolidated EBITDA” for any period set forth on Schedule 1.01B shall be deemed equal to the amount for such period set forth on Schedule 1.01B.
“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts or agreements governing hedging obligations, but excluding any non-cash or deferred interest or Swap Contract or hedging obligation costs plus (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Keane Group for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any Measurement Period, the aggregate of the Net Income of the Keane Group for such period, determined on a Consolidated basis in accordance with GAAP; provided, however, that:
(1)    any net after-tax extraordinary, nonrecurring or unusual gains or losses shall be excluded;
(2)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(3)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Lead Borrower) shall be excluded;
(4)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;
(5)    the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(6)    (a) the non-cash portion of “straight-line” rent expense shall be excluded and (b) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;
(7)    unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded;
(8)    the income (or loss) of any non-consolidated entity during such Measurement Period in which any other Person has a joint interest shall be excluded, except to the extent of the amount of cash dividends or other distributions actually paid in cash to any of the Keane Group during such period; and
(9)    the income (or loss) of a Subsidiary during such Measurement Period and accrued prior to the date it becomes a Subsidiary of any of the Keane Group or is merged into or consolidated with any of the Keane Group or that Person’s assets are acquired by any of the Keane Group shall be excluded.
“Consolidated Non-cash Charges” means, with respect to the Keane Group for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP (including non-cash charges resulting from purchase accounting in connection with the Trican Transaction or with any Acquisition or Disposition that is consummated after the Effective Date), but excluding (a) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (b) the non-cash impact of recording the change in fair value of any embedded derivatives under ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.
“Consolidated Taxes” means, with respect to the Keane Group on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes.
“Consolidated Working Capital” means, with respect to the Borrowers and their Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.
“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlling Agent” means (a) until the Discharge of ABL Obligations, the ABL Collateral Agent and (b) from and after the Discharge of ABL Obligations, the Controlling Term Loan Debt Agent (as such terms are defined in the Intercreditor Agreement).
“Convert,” “Conversion” and “Converted” each refers to a conversion of Term Loans of one Type into Term Loans of the other Type.
“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier than 91 days after the Latest Maturity Date at the time such Indebtedness is incurred and such Indebtedness shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Refinanced Debt at the time such Indebtedness is incurred, (ii) such Indebtedness shall not have a greater principal amount (or accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clauses (i) and (ii) above and with respect to pricing, rate floors, discounts, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness and drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Lead Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.
“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender, (ii) each Agent, (iii) each Arranger, (iv) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (v) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.
“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
(a)    the Cumulative Retained Excess Cash Flow Amount at such time; plus
(b)    the cumulative amount of cash and Cash Equivalent proceeds received by the Loan Parties from (i) the issuance or other sale of Qualified Capital Stock of the Parent or of any direct or indirect parent thereof during the period from and after the Effective Date through and including the applicable date (including upon exercise of warrants or options) (other than any amount used pursuant to clause (8) of the definition of “Consolidated EBITDA”, proceeds used pursuant to Section 7.06(d) or 7.06(f), proceeds of Permitted Cure Securities, any Cure Amount, Excluded Contributions and proceeds used pursuant to Section 7.07(f)) which proceeds have been contributed as common equity to the capital of the Parent and (ii) Indebtedness incurred during the period from and after the Effective Date through and including the applicable date of the Parent or any Restricted Subsidiary of the Parent owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party that is converted to Qualified Capital Stock of the Parent or of any direct or indirect parent thereof (other than any amount used pursuant to clause (8) of the definition of “Consolidated EBITDA”, proceeds used pursuant to Section 7.06(d) or proceeds of Permitted Cure Securities or any Cure Amount); plus
(c)    100% of the aggregate amount of contributions to the common capital of the Keane Group (other than from a Restricted Subsidiary) received in cash and Cash Equivalents during the period from and after the Effective Date through and including the applicable date (other than any amount used pursuant to clause (8) of the definition of “Consolidated EBITDA”, proceeds used pursuant to Section 7.06(d) or proceeds of Permitted Cure Securities); plus
(d)    without duplication of any amounts that otherwise increased the amount available for Investments pursuant to Section 7.02, 100% of the aggregate amount received by the Keane Group in cash and Cash Equivalents from:
(A)    the sale (other than to the Keane Group) of any Equity Interests of an Unrestricted Subsidiary or any minority Investments, or
(B)    any dividend or other distribution by an Unrestricted Subsidiary or received in respect of any minority Investments, or
(C)    any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investments,

in the case of clauses (A), (B), and (C), to the extent that the Investment corresponding to the designation of such Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary or minority Investment, as applicable, was made in reliance on the Cumulative Credit pursuant to clause (cc) of the definition of “Permitted Investments”; plus
(e)    in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Parent or a Restricted Subsidiary, the fair market value of the Investments of the Parent and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to clause (cc) of the definition of “Permitted Investments”; plus
(f)    an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, proceeds of sale, repayments, income and similar amounts) actually received by the Parent or any Restricted Subsidiary in respect of any Investments made pursuant to clause (cc) of the definition of “Permitted Investments”; plus
(g)    an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Disposition Amounts with respect to all Dispositions after the Effective Date and prior to such date; plus
(h)    the aggregate amount of Retained Declined Proceeds retained by the Borrowers during the period from and including the Effective Date through and including the applicable date; minus
(i)    any amount of the Cumulative Credit used to make Investments pursuant to clause (cc) of the definition of “Permitted Investments” after the Effective Date and prior to such time; minus
(j)    any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 7.06(k) after the Effective Date and prior to such time; minus
(k)    any amount of the Cumulative Credit used to make payments or distributions in respect of Indebtedness pursuant to Section 7.07 after the Effective Date and prior to such time;
provided, however, that if the Total Net Leverage Ratio is less than 1.75:1.00, then the Cumulative Credit shall be unlimited.
“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Effective Date and prior to such date. The Cumulative Retained Excess Cash Flow Amount shall only include such period for which financial statements have been delivered in accordance with Section 6.01(a) and for which any prepayments required by Section 2.05(b)(i) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.05(b)(i)).

“Cure Amount” has the meaning specified in Section 8.04(a).
“Cure Expiration Date” has the meaning provided in Section 8.04(a).
“Cure Right” has the meaning provided in Section 8.04(a).
“Current Assets” means, with respect to the Parent and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, Pension Plan assets, deferred bank fees and derivative financial instruments).
“Current Liabilities” means, with respect to the Parent and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) the current portion of interest, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves and (e) deferred revenue.
“Customer” means the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.
“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that, with the giving of any notice or passage of time or both would constitute an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans, plus (c) 2% per annum; provided, however, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Term Loan plus 2% per annum.
“Defaulting Lender” means any Lender that, as determined by the Administrative Agent, (a) has failed to fund any portion of the Term Loans within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified any Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has otherwise failed to pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due (other than as a result of a good faith dispute), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Designated Acquisition” means any Acquisition that is not, in accordance with the agreement governing such Acquisition, subject to a financing contingency and that has been designated by the Lead Borrower in writing to the Administrative Agent as a “Designated Acquisition” which designation shall include a description of any Indebtedness (the “Designated Indebtedness”) expected to be incurred to finance such Designated Acquisition.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject or target of comprehensive Sanctions.
“Discharge of ABL Obligations” has the meaning provided in the Intercreditor Agreement.
“Disposition” or “Dispose” means the sale, transfer, assignment, exclusive license, lease or other disposition (including any sale and leaseback transaction) (whether in one transaction or in a series of transactions) of any property by any Person, including (i) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (ii) any sale, transfer, assignment, or other disposition of any Equity Interests of another Person, but, for the avoidance of doubt, not the issuance by such Person of its Equity Interests.
“Disqualified Institution” means any Person (a) that has been separately identified in writing by the Lead Borrower to the Administrative Agent prior to the date of this Agreement, (b) competitors of the Parent and its Subsidiaries that are separately identified in writing by the Lead Borrower to the Administrative Agent from time to time (which list of competitors may be supplemented by the Lead Borrower from time to time pursuant to a written notice to the Administrative Agent), and (c) in the case of each of clauses (a) and (b), any such Person’s Affiliates that are either (x) identified in writing by the Lead Borrower to the Administrative Agent from time to time or (y) readily identifiable on the basis of such Affiliate’s name; provided that no additions to the list of Disqualified Institutions provided by the Lead Borrower after the date of this Agreement shall apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is 91 days after the date set forth in clause (a) of the definition of Maturity Date; provided, however, that (a) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (b) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent or its Subsidiaries to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.
“Dollars” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary of a Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.
“Earn-Out Obligations” means, with respect to any acquisition, all obligations of any Loan Party or any Subsidiary thereof to make any cash earn-out payment, performance payment or similar obligation that is payable only in the event certain future performance goals are achieved with respect to the assets or business acquired pursuant to the documentation relating to such acquisition, but excluding any working capital adjustments, indemnity obligations or payments for services or licenses provided by such sellers in such acquisition.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions precedent set forth in Section 4.01 of this Agreement are satisfied (or waived by the Administrative Agent and the Initial Term Lenders).
“Effective Yield” means, as to any Term Loans of any Class, the effective yield on such Term Loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the original stated life of such Term Loans) payable generally to Lenders making such Term Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared ratably with all relevant Lenders and consent fees paid generally to consenting Lenders.
“Eligible Assignee” means, subject to Section 10.06(b) hereof, (a) a Credit Party or any of its Affiliates; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by the Administrative Agent, provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party, any of the Loan Parties’ Affiliates or Subsidiaries or any Disqualified Institution, provided further that the Administrative Agent shall have the right, and the Lead Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to any Lender upon request by such Lender, provided further that, notwithstanding the foregoing, no Sponsor Affiliated Lender shall be considered an Eligible Assignee if, after giving effect to any assignment, (i) Sponsor Affiliated Lenders would hold, in the aggregate, more than ten percent (10%) of the Obligations or (ii) the number of Sponsor Affiliated Lenders would exceed the lesser of (x) five (5) and (y) the number of Lenders that are not Sponsor Affiliated Lenders less one (1).
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, rule of common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the release of any materials into the Environment, including those related to Hazardous Materials, air emissions and waste water discharges.
“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, natural resource damages, costs of environmental remediation, regulatory oversight fees, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” has the meaning set forth in the UCC.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, a failure to make by its due date a required installment under Section 430(j) of the Code with respect to a Pension Plan or a failure to make a required contribution to a Multiemployer Plan; (g) a determination that a Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.
“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof or cured with the consent of the Required Lenders.
“Excess Cash Flow” means, for any period, an amount equal to:
(a)    the sum, without duplication, of
(i)     Consolidated Net Income for such period,
(ii)     an amount equal to the amount of (x) all Consolidated Non-cash Charges to the extent deducted in arriving at such Consolidated Net Income and (y) all cash income or gains excluded pursuant to clauses (1), (2), (4), (5), (6), and (8) of the definition of "Consolidated Net Income"; provided that such cash income or gains shall not be included to the extent any amounts are in respect of proceeds of insurance, judgment or settlement or any purchase price adjustment in respect of an acquisition or disposition,
(iii)     decreases in Consolidated Working Capital of the Parent and its Restricted Subsidiaries for such period (other than any such decreases arising from Acquisitions or Dispositions by the Parent and its Restricted Subsidiaries completed during such period), and
(iv)     an amount equal to the aggregate net non-cash loss on Dispositions by the Parent and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income minus

(b)    the sum, without duplication, of
(i)     an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges excluded pursuant to clauses (1) through (9) of the definition of “Consolidated Net Income”,
(ii)     without duplication of amounts deducted pursuant to clause (xi) below in prior Fiscal Years, the amount of Capital Expenditures (without giving effect to the proviso in such definition) or Acquisitions accrued or made in cash during such period, in each case to the extent not financed with Indebtedness (other than revolving loans),
(iii)     the aggregate amount of all principal payments (including cash collateralization) of Indebtedness of the Parent or its Restricted Subsidiaries (including (x) the principal component of payments in respect of Capital Lease Obligations, (y) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 and any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, and (z) the amount of any voluntary prepayment of Indebtedness that is secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations (so long as such prepayment is accompanied by a concurrent pro rata prepayment of the Term Loans) but excluding (I) all other voluntary and mandatory prepayments of Indebtedness and (II) all payments in respect of the ABL Credit Agreement or any other revolving credit facility made during such period), in each case paid in cash in such period, to the extent permitted to be made under Section 7.07 and not financed with Indebtedness (other than revolving loans),
(iv)     an amount equal to the aggregate net non-cash gain on Dispositions by the Parent and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(v)     increases in Consolidated Working Capital of the Parent and its Restricted Subsidiaries for such period (other than any such increases arising from Acquisitions or Dispositions by the Parent and its Restricted Subsidiaries during such period),
(vi)     scheduled cash payments (including cash collateralization) by the Parent and its Restricted Subsidiaries made during such period in respect of long-term liabilities of the Parent and its Restricted Subsidiaries other than Indebtedness, to the extent not financed with Indebtedness (other than revolving loans),
(vii)     without duplication of amounts deducted pursuant to clause (xi) below in prior Fiscal Years, the amount of Investments and Acquisitions made during such period by the Parent and its Restricted Subsidiaries on a consolidated basis pursuant to Section 7.02, and (to the extent not deducted in calculating such Consolidated Net Income) any expense for deferred compensation and bonuses, deferred purchase price or Earn-Out Obligations paid in cash in connection with any such Investments or Acquisitions, in each case to the extent not financed with Indebtedness (other than revolving loans),

(viii)     the amount of Restricted Payments paid during such period pursuant to Sections 7.06(d) and (g), to the extent not financed with Indebtedness (other than revolving loans),
(ix)     the aggregate amount of expenditures actually made by the Parent and its Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures (A) are not expensed during such period, (B) are not deducted in calculating such Consolidated Net Income, (C) are not financed with Indebtedness (other than revolving loans), and (D) are permitted under this Agreement,
(x)     the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Parent and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness permitted hereunder, to the extent not financed with Indebtedness (other than revolving loans),
(xi)     without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration including related fees and expenses required to be paid in cash during such period by the Parent and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to Acquisitions and Investments permitted pursuant to Section 7.02, Capital Expenditures or acquisitions of intellectual property to be consummated or made during such period to the extent not expensed, plus any restructuring cash expenses, pension payments or tax contingency payments paid in cash during such period that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of the Parent following the end of such period, to the extent not financed with Indebtedness (other than revolving loans),
(xii)     the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,
(xiii)      cash expenditures in respect of Swap Contracts (including cash collateralization thereof) during such Fiscal Year to the extent not deducted in calculating such Consolidated Net Income, and
(xiv)     any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset to the extent not deducted in arriving at such Consolidated Net Income.
Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, all components of Excess Cash Flow shall be computed for the Parent and its Restricted Subsidiaries on a consolidated basis.
“Excess Cash Flow Period” means each Fiscal Year of the Parent commencing with and including Fiscal Year 2018.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds, property or assets received by the Loan Parties or their respective Restricted Subsidiaries from contributions to, or the issuance or other sale of, the common equity capital of any Loan Party after the Effective Date (other than proceeds in connection with a Cure Right).
“Excluded Information”: means information regarding the Loan Parties that may be material to a decision made by a Lender to participate in any assignment to a Sponsor Affiliated Lender, including any information that is (a) not publicly available, (b) material with respect to the Loan Parties or their respective securities for the purpose of U.S. federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by any Loan Party of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where administered by a placement agent.
“Excluded Property” has the meaning ascribed to such term in the Security Agreement.
“Excluded Subsidiary” means (a) at the Lead Borrower’s option, any Subsidiary that is not a wholly owned Subsidiary of the Parent, (b) any Captive Insurance Subsidiary, (c) any Foreign Subsidiary or any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and that has no material assets other than the stock of one or more Foreign Subsidiaries that are CFCs, (e) any not-for-profit Subsidiary, (f) each Immaterial Subsidiary, (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Lead Borrower, the burden or cost (including any adverse tax consequences) of providing the guarantee shall outweigh the benefits to be obtained by the Lenders therefrom, (h) each Unrestricted Subsidiary, (i) any Subsidiary (whether existing on or acquired following the Effective Date) that is prohibited from guaranteeing the Obligations by applicable Law or Contractual Obligations that are in existence on the Effective Date or at the time of acquisition and not entered into in contemplation thereof or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), and (j) any special purpose securitization vehicle (or similar entity); provided that no Subsidiary that guarantees or is a direct obligor under the ABL Credit Agreement, the Permitted Notes or Credit Agreement Refinancing Indebtedness shall be deemed to be an Excluded Subsidiary at any time such guarantee or direct obligor arrangement is in effect.
“Excluded Taxes” means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by such recipient’s net income (however denominated), franchise taxes and branch profits taxes, in each case imposed by a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in, such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (other than a connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, or sold or assigned any interest in any Term Loan or Loan Document), (b) in the case of a Lender (other than any Lender becoming a party hereto pursuant to a request by any Loan Party under Section 10.13), any U.S. federal withholding tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01,

(c) any taxes attributable to such Lender’s failure to comply with Section 3.01(e), (d) any U.S. federal withholding taxes imposed under FATCA and (e) any U.S. federal backup withholding taxes under section 3406 of the Code.
“Existing Note Purchase Agreement” means that certain note purchase agreement dated August 8, 2014, by and among, KGH Intermediate Holdco I, LLC, KGH Intermediate Holdco II, LLC, the subsidiary guarantors party thereto, the purchasers party thereto, and U.S. Bank National Association, in its capacity as agent for the purchasers party thereto, as amended by that certain (a) First Amendment to Note Purchase Agreement, dated as of December 23, 2014, (b) Second Amendment to Note Purchase Agreement, dated as of April 7, 2015, (c) Third Amendment to Note Purchase Agreement, dated as of January 25, 2016, (d) Fourth Amendment to Note Purchase Agreement, dated as of March 16, 2016, (e) Fifth Amendment to Note Purchase Agreement, dated as of January 25, 2017, and (f) Sixth Amendment to Note Purchase Agreement, dated as of February 17, 2017.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Facility Guaranty” means the guarantee made by the Guarantors in favor of the Agents and the other Credit Parties as of the Effective Date in form of Exhibit I hereto.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined by the Lead Borrower in its good faith discretion. Fair Market Value may be (but need not be) conclusively established by means of an officer’s certificate or resolutions of the Board of Directors of the Lead Borrower setting out such Fair Market Value as determined by such Officer or such Board of Directors in good faith.
“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Effective Date (and as amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Department regulations or other official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the current Code (or any amended or successor version described above) and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to national banks on such day on such transactions as determined by the Administrative Agent; provided further that to the extent the Federal Funds Rate as determined pursuant to this definition would otherwise be less than zero, then the Federal Funds Rate shall be deemed to be zero.
“Fee Letters” means (i) the underwriting fee letter, dated as of March 15, 2017, by and among the Borrowers and Owl Rock and (ii) the arrangement fee letter, dated as of March 15, 2017, by and among Owl Rock Capital Advisors LLC and the Borrowers.

“Fiscal Quarter” means any fiscal quarter of the Parent and its Subsidiaries.
“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each calendar year.
“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any Subsidiary of a Borrower which is not a Domestic Subsidiary.
“Frac Iron” means all Equipment constituting new and unused “fluid ends”.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means any nation or government, any state, county, provincial, municipal, local or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any agency, authority or instrumentality (including any bilateral or multilateral agency authority or instrumentality formed by treaty) exercising executive, legislative, judicial, regulatory, administrative, military, peacekeeping or police powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements of checks, drafts and other items for payment of money for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such

Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means (a) the Parent, (b) each Subsidiary of the Parent existing on the Effective Date that is not a Borrower hereunder (other than an Excluded Subsidiary), (c) each Borrower, other than with respect to its own Obligations and (d) each other Subsidiary of the Parent that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.11 after the Effective Date.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature which in each case are regulated pursuant to any Environmental Law.
“Immaterial Subsidiary” means each Restricted Subsidiary designated in writing by the Lead Borrower to the Administrative Agent at any time or from time to time as an Immaterial Subsidiary, that, as of the last day of the Fiscal Year of the Parent most recently ended or, if organized or acquired after the end of such Fiscal Year, at the date of designation, had revenues or total assets for such year in an amount that is less than 2% of the consolidated revenues or Total Assets, as applicable, of the Parent and its Restricted Subsidiaries for such year (which, for any Immaterial Subsidiary or proposed Immaterial Subsidiary organized or acquired since such date, shall be determined on a pro forma basis as if such Subsidiary were in existence or acquired on such date); provided that all such Immaterial Subsidiaries, taken together, as of the last day of the Fiscal Year of the Parent most recently ended, shall not have revenues or total assets for such year in an amount that is equal to or greater than 5% of the consolidated revenues or Total Assets, as applicable, of the Parent and its Restricted Subsidiaries for such year (which, for any Immaterial Subsidiary or proposed Immaterial Subsidiary organized or acquired since such date, shall be determined on a pro forma basis as if such Subsidiary were in existence on such date). Any Restricted Subsidiary that executes a Facility Guaranty shall not be deemed an Immaterial Subsidiary and shall be excluded from the calculations above.
“Incremental Amendment” means an Incremental Amendment among the applicable Borrower, the Administrative Agent and one or more Incremental Term Lenders entered into pursuant to Section 2.15.
“Incremental Amount” means the sum of (a) $50,000,000 (less, in the case of this clause (a), the outstanding principal amount of Permitted Notes incurred pursuant to subclause (u)(i) of the definition of "Permitted Indebtedness" and the outstanding principal amount of Indebtedness incurred pursuant to subclause (i)(i) of the definition of "Permitted Indebtedness"), plus (b) with respect to any Incremental Term Loans the proceeds of which shall be used to finance a Permitted Acquisition or an Investment that constitutes an Acquisitions, $75,000,000 (less, in the case of this clause (b), the outstanding principal amount of Permitted Notes incurred pursuant to subclause (u)(ii) of the definition of "Permitted Indebtedness" and the outstanding principal amount of Indebtedness incurred pursuant to subclause (i)(ii) of the definition of "Permitted Indebtedness"), subject to, in the case of this subclause (b), (x) immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing and (y) immediately after giving effect thereto, the Liquidity Condition shall be satisfied (calculated after giving effect to the intended use of proceeds of such Indebtedness) plus (c) an unlimited amount, subject to, in the case of this subclause (c), immediately after giving effect thereto, the Total Net Leverage Ratio being less than 1.75:1.00.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.15, to make Incremental Term Loans to the Borrowers.
“Incremental Term Loans” means Terms Loans made by one or more Lenders to the Borrowers pursuant to Section 2.15. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.15 and provided for in the relevant Incremental Amendment, Refinancing Term Loans.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and similar obligations) which purchase price is due more than one year after the later of the date of placing the property in service or taking delivery and title thereto;
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that the amount of such Indebtedness will be the lesser of the Fair Market Value of such asset at such date of determination, and the amount of such Indebtedness of such other Person;
(f)    all Attributable Indebtedness of such Person;
(g)    all obligations of such Person in respect of Disqualified Stock; and
(h)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person of the type described in clauses (a) through (g) (other than by endorsement of negotiable instruments for collection in the ordinary course of business).
The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness that has been defeased or for which funds have been irrevocably deposited with the applicable trustee for redemption shall be deemed to be $0. Accrual of interest, the accretion of accreted value, the amortization or accretion of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be Indebtedness. Guarantees of, or obligations in respect of letters of credit bankers’ acceptances or similar instruments relating to, or Liens securing, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant. Indebtedness that is cash collateralized shall not be deemed to be Indebtedness hereunder to the extent of such cash collateralization.
“Indemnified Taxes” means all Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing.
“Information” has the meaning specified in Section 10.07.
“Initial Term Commitment” means, as to each Lender, its obligation to make an Initial Term Loan to the Borrowers on the Effective Date pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule 2.01 (as in effect on the Effective Date) under the caption “Initial Term Commitment”. The aggregate amount of the Initial Term Commitments is $150,000,000.
“Initial Term Loans” means the term loans made by the Lenders on the Effective Date to the Borrowers pursuant to Section 2.01.
“Initial Term Maturity Date” means August 18, 2022.
“Intellectual Property” means United States and non-United States: (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress, business names, designs, logos, indicia of origin, and other source and/or business identifiers; (c) Internet domain names and associated websites; (d) copyrights, including copyrights in computer software; (e) industrial designs, databases, data, trade secrets, know-how, technology, unpatented inventions and other confidential or proprietary information; (f) all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (g) all tangible and intangible property embodying the copyrights and unpatented inventions (whether or not patentable); (h) license agreements related to any of the foregoing and income therefrom; (i) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; (j) all other intellectual property; and (k) all common law and other rights throughout the world in and to all of the foregoing.
“Intercreditor Agreement” means each of (a) the intercreditor agreement dated as of the Effective Date, by and among the Collateral Agent, the ABL Collateral Agent, the other agents party thereto (if any), the Borrowers and the Guarantors, as may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof, and (b) one or more other intercreditor agreements entered into pursuant to Section 9.18 with the representative for the holders of any Indebtedness secured by any Permitted Encumbrances on Collateral on terms and conditions reasonably acceptable to the Collateral Agent, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Interest Payment Date” means, (a) as to any Term Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each month and the Maturity Date.
“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or Converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter (or with the consent of all applicable Lenders, twelve months thereafter), as selected by the Lead Borrower in its Committed Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    no Interest Period shall extend beyond the Maturity Date for the Class of Term Loans of which such LIBOR Rate Loan is part; and
(d)    notwithstanding the provisions of clause (c), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.
For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any Acquisition, or (d) any other investment of money or capital in another Person in order to obtain a profitable return. For purposes of covenant compliance, the amount of any outstanding Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any repayments thereof.
“IPO” means the initial public offering of Equity Interests of the Parent consummated on January 25, 2017.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means an agreement, in form reasonably satisfactory to the Administrative Agent, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor.

“Keane Group” means, collectively, the Parent and its Subsidiaries (but excluding, for all purposes other than the financial statements, Unrestricted Subsidiaries).
“Keane Investor” means Keane Investor Holdings, LLC, a Delaware limited liability company.
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Term Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan or any Incremental Term Loan, in each case at such time.
“Laws” means each international, foreign, Federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, license, or authorization and permit of or any agreement with any Governmental Authority, in each case whether or not having the force of law.
“Lead Borrower” has the meaning set forth in the preamble hereto.
“Lease” means any written agreement, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.
“LIBOR Borrowing” means a Borrowing comprised of LIBOR Rate Loans.
“LIBOR Rate” means:
(a)    for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg LIBOR screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise determined by the Administrative Agent and (ii) to the extent the LIBOR Rate as determined pursuant to clause (a) or (b) above would otherwise be less than one percent (1.0%), then the LIBOR Rate shall be deemed to be one percent (1.0%).
“LIBOR Rate Loan” means a Term Loan that bears interest at a rate based on the Adjusted LIBOR Rate.
“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of this Agreement, each Person shall be deemed to be the owner of any property that it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes. In no event shall the term “Lien” be deemed to include any license of Intellectual Property unless such license contains a grant of a security interest in such Intellectual Property.
“Liquidity Condition” means, as of the applicable date, that the sum of (x) unrestricted cash and Cash Equivalents of the Loan Parties that are deposited in Blocked Accounts (to the extent required to be subject to Blocked Account Agreements pursuant to Section 6.12) and (y) Availability, equals or exceeds $35,000,000.
“Loan Documents” means this Agreement, each Term Note, the Fee Letters, the Blocked Account Agreements, the Security Documents, the Intercreditor Agreement, each Facility Guaranty, each Joinder Agreement and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended from time to time.
“Loan Parties” means, collectively, the Borrowers and each Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities, or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of any Agent or any Lender under the Loan Documents, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of this Agreement or the other Loan Documents.
“Material Contract” means, with respect to any Person, each contract (other than the Loan Documents) to which such Person is a party as to which the breach, nonperformance, or cancellation by any party thereto would have a Material Adverse Effect.
“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $25,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be excluded, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.
“Material Real Estate” means any Real Estate owned by a Loan Party with a fair market value in excess of $15,000,000.

“Maturity Date” means the Initial Term Maturity Date or the stated maturity date of any other Class of Term Loans or Term Commitments, as the case may be.
“Maximum Rate” has the meaning provided therefor in Section 10.09.
“Measurement Period” means, at any date of determination, the most recently completed four (4) consecutive Fiscal Quarter for which financial statements were required to have been delivered pursuant to the terms of this Agreement.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Income” means, with respect to the Keane Group, the net income (loss) of such Person, determined in accordance with GAAP.
“Net Proceeds” means:
(a)    100% of the cash proceeds actually received by the Parent or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) any amount required to repay (x) Indebtedness (other than pursuant to the Loan Documents) that is secured by a Lien on the assets Disposed of and which ranks prior to the Lien securing the Obligations or (y) Indebtedness or other obligations of any Restricted Subsidiary that is Disposed of in such transaction, (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to non-controlling interests or not available for distribution to or for the account of the Parent or a wholly owned Restricted Subsidiary as a result thereof, (iv) taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Parent or any of its Restricted Subsidiaries, including, without limitation, Pension Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that, the Parent and its Restricted Subsidiaries shall be entitled to reinvest any part of such proceeds), in assets (other than current assets) useful for its business within 12 months of such receipt, and such portion of such proceeds shall not constitute Net Proceeds except to the extent such proceeds are not so used or contractually committed to be so used within 12 months of such receipt (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 18 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, however, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds net of the amounts described in clauses (i) through (v) above shall exceed $10,000,000 (all such proceeds that do not constitute Net Proceeds pursuant to this proviso, collectively, the “Retained Disposition Amount”), and
(b)    100% of the cash proceeds from the incurrence, issuance or sale by the Parent or any of its Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.
“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.
“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, covenants, and indemnities of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.
“Other Applicable Indebtedness” has the meaning provided in Section 2.05(b)(ii).
“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement, registration of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, any such amounts imposed as a result of an assignment (“Assignment Taxes”), but only to the extent such Assignment Taxes (a) do not relate to an assignment made at the request of a Borrower pursuant to Section 10.13 and (b) are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than a connection arising from such assignor or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
“Outstanding Amount” means, with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.
“Overnight Rate” means, for any day, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Owl Rock” has the meaning set forth in the preamble hereto.
“Parent” has the meaning set forth in the recitals to this Agreement.
“Parent Stockholders’ Agreement” means the Stockholders’ Agreement, dated January 20, 2017, by and among the Parent and the holders of Equity Interests of the Parent party thereto.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Patriot Act” has the meaning provided in Section 10.17.
“PBGC” means the Pension Benefit Guaranty Corporation.
“PCAOB” means the Public Company Accounting Oversight Board.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or any ERISA Affiliate or to which a Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Perfection Certificate” has the meaning set forth in the Security Agreement.
“Permitted Acquisition” means an Acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person in which all of the following conditions are satisfied:
(a)    no Default or Event of Default shall have occurred and be continuing or would result therefrom (other than in respect of any Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists or would result therefrom, in which case no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom);
(b)    any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Permitted Indebtedness;

(c)    the Loan Parties shall have satisfied the Specified Liquidity Condition after giving effect to such Acquisition;
(d)    such Acquisition shall have been approved by the Board of Directors of the Person which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law; and
(e)    if the Person which is the target of such Acquisition will become a Restricted Subsidiary of a Loan Party, or if the assets acquired in an Acquisition will be transferred to a Restricted Subsidiary, such Restricted Subsidiary and the Loan Parties holding its Equity Interests shall, to the extent required thereunder, comply with the requirements of Section 6.11 within 30 days after the consummation of such Acquisition.
“Permitted Cure Security” means any Equity Interest of the Parent other than any Disqualified Stock; provided that any such Equity Interests issued for purposes of exercising a Cure Right pursuant to Section 8.04 that are not common Equity Interests shall be on terms and conditions reasonably acceptable to the Administrative Agent.
“Permitted Disposition” means any of the following:
(a)    Dispositions of (i) inventory or Frac Iron in the ordinary course of business, (ii) goods held for sale in the ordinary course of business and (iii) other assets (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or become abandoned) having Fair Market Value not exceeding $25,000,000 in the aggregate per Fiscal Year, plus any amounts permitted but not used in prior Fiscal Years for any such Disposition; provided that in no event shall the aggregate Fair Market Value of Dispositions made pursuant to this clause (a) exceed $50,000,000 in any Fiscal Year;
(b)    non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries, provided that such licenses shall not interfere with the ability of the Administrative Agent to exercise any of its rights and remedies with respect to any of the Collateral or have a material adverse effect on the value of the Intellectual Property;
(c)    Dispositions of Equipment (including abandonment of or other failures to maintain and preserve) having Fair Market Value not exceeding $10,000,000 in aggregate in any Fiscal Year; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to such Disposition the Specified Liquidity Condition shall have been satisfied;
(d)    Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party;
(e)    Dispositions by any Restricted Subsidiary which is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;
(f)    Disposition of any Equity Interest of the Parent;

(g)    any Disposition which constitutes a Permitted Investment, Restricted Payment permitted under Section 7.06 or Permitted Encumbrance (or an enforcement thereof), and any transaction permitted by Section 7.04 (other than Section 7.04(f));
(h)    Dispositions by any Loan Party or any Restricted Subsidiary of its right, title and interest in and to any Real Estate and related fixtures, including, without limitation, Dispositions to any other Restricted Subsidiary or in connection with sale-leaseback transactions, having Fair Market Value not exceeding $2,500,000 in aggregate in any Fiscal Year; provided that (i) the Loan Parties shall have used commercially reasonable efforts to cause the Person (if not a Loan Party) acquiring such Real Estate to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent in the event that a Loan Party or any Subsidiary will occupy such Real Estate and maintain Collateral thereon, (ii) no Default or Event of Default shall have occurred and be continuing or would result from such Disposition and (iii) after giving effect to such Disposition the Specified Liquidity Condition shall have been satisfied;
(i)    Dispositions of the Equity Interests of any Unrestricted Subsidiary;
(j)    (i) Dispositions consisting of the compromise, settlement or collection of accounts receivable in the ordinary course of business and consistent with past practice and (ii) sales of assets received by a Borrower or any Subsidiary upon foreclosure of a Permitted Encumbrance;
(k)    Dispositions consisting of (i) leases, assignments or subleases in the ordinary course of business, and (ii) the grant of any license or sublicense of patents, trademarks, know-how and any other intellectual property or other general intangibles; provided that such licenses, or sublicenses shall not interfere with the ability of the Administrative Agent to exercise any of its rights and remedies with respect to any of the Collateral or have a material adverse effect on the value of the Intellectual Property,
(l)    Dispositions of cash and Cash Equivalents on ordinary business terms;
(m)    other Dispositions, provided that (i) after giving effect to such Disposition the Specified Liquidity Condition shall have been satisfied, (ii) both before and after giving effect to such Disposition, no Event of Default shall exist, (iii) not less than 75% of the total consideration received is cash or Cash Equivalents (excluding (x) any customary escrow for indemnification or similar obligations in connection therewith and (y) any indemnities, representations and warranties, covenants, non-compete provisions and similar provisions customary therefor), and (iv) all of the consideration received is at least equal to the Fair Market Value of the assets Disposed;
(n)    [reserved];
(o)    Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Parent or any of its Subsidiaries;
(p)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (including to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business);
(q)    any exchange of assets for assets or services (other than current assets) related to a similar business of comparable or greater market value or usefulness to the business of the Keane Group as a whole, as determined in good faith by the Lead Borrower;
(r)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(s)    any Disposition of Excluded Property (or the Equity Interests of Persons substantially all of the assets of which constitute Excluded Property);
(t)    any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(u)    any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and
(v)    the unwinding of any Swap Contract pursuant to its terms.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04 (other than clause (a)(iv) of such section);
(b)    Carriers’, warehousemen’ s, mechanics’, materialmen’ s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04 (other than clause (a)(iv) of such section);
(c)    Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;
(d)    Pledges and deposits to secure or relating to the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    (i) Liens in respect of judgments that would not constitute an Event of Default hereunder, and (ii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to such notices and rights and for which adequate reserves have been made to the extent required by GAAP;

(f)    (i) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties taken as a whole and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property, and (ii) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party (in each case, other than a Loan Party or any Restricted Subsidiary) on property over which a Loan Party or any Restricted Subsidiary of a Loan Party has easement rights or on any leased property with respect to which a Loan Party or a Restricted Subsidiary is the tenant and subordination or similar arrangements relating thereto and (iii) any condemnation or eminent domain proceedings affecting any real property;
(g)    Liens existing on the Effective Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased (other than as permitted as “Permitted Indebtedness”), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder);
(h)    Liens on fixed or capital assets acquired by any Loan Party securing Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness so long as such Liens shall not extend to any other property or assets of the Loan Parties, other than replacements thereof and additional and accessions to such property and the products and proceeds thereof;
(i)    Liens pursuant to any Loan Documents;
(j)    Landlords’ and lessors’ Liens in respect of rent not in default for more than any applicable grace period, not to exceed thirty (30) days;
(k)    Liens in favor of brokers and dealers arising pursuant to applicable Law in connection with the acquisition or disposition of Investments owned as of the Effective Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
(l)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions and securities intermediaries;
(m)    Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party or Liens on equipment of the Borrowers and their Subsidiaries granted in the ordinary course of business to a client or supplier at which such equipment is located;
(n)    (i) Voluntary Liens on property in existence at the time such property is acquired pursuant to a Permitted Acquisition or other Permitted Investment (or other acquisition or investment not prohibited hereunder) or is otherwise merged or consolidated with a Restricted Subsidiary or on such property of a Restricted Subsidiary of a Loan Party in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other Permitted Investment (or other acquisition or investment not prohibited hereunder) or is otherwise merged or consolidated with a Restricted Subsidiary, provided that (A) such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or other Permitted Investment or other acquisition or investment not prohibited hereunder or merger or consolidation and do not attach to any other assets of any Loan Party or any Restricted Subsidiary, (B) such Liens secure Indebtedness permitted by clause (g) of the definition of “Permitted Indebtedness” and (C) the aggregate amount of obligations secured by Liens permitted by this clause (n) do not exceed at any time an amount equal to the greater of (x) $50,000,000 and (y) an amount equal to 10% of the total assets acquired pursuant to each such transaction consummated after the Effective Date, and (ii) any renewals or extensions thereof, provided that (A) the property covered thereby is not changed, (B) the amount secured or benefited thereby is not increased (other than as permitted as “Permitted Indebtedness”), (C) the direct or any contingent obligor with respect thereto is not changed, and (D) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder;
(o)    Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;
(p)    Liens securing ABL Facility Indebtedness and Permitted Refinancings thereof permitted pursuant to clause (r) of the definition of “Permitted Indebtedness”; provided such Liens are subject at all times to the Intercreditor Agreement;
(q)    Liens on the Collateral securing Permitted Notes issued pursuant to clause (u) of the definition of “Permitted Indebtedness” so long as such Liens are subject to an Intercreditor Agreement (i) as Liens securing “Additional Pari Term Loan Debt” if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations, or (ii) as Liens securing “Additional Junior Debt” or equivalent term if such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations;
(r)    Liens solely on any cash earnest money deposits made by a Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or consisting of an agreement to sell any property (including liens on assets deemed to arise as a result thereof);
(s)    Liens on the Collateral securing obligations in respect of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt; provided that (x) any such Liens securing any Permitted Refinancing in respect of Permitted First Priority Refinancing Debt are subject to an Intercreditor Agreement as Liens securing “Additional Pari Term Loan Debt” and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Junior Priority

Refinancing Debt are subject to an Intercreditor Agreement as Liens securing “Additional Junior Debt” or equivalent term;
(t)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(u)    deposits made in the ordinary course of business to secure liability to insurance carriers and Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;
(v)    any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses (including software and other technology licenses) entered into by a Borrower or any of its Subsidiaries in the ordinary course of business;
(w)    Liens in favor of any Loan Party;
(x)    Liens incurred by a Restricted Subsidiary that is not a Loan Party securing any Permitted Indebtedness of a Restricted Subsidiary that is not a Loan Party;
(y)    Liens not otherwise permitted by any one or more of the foregoing clauses; provided that (i) the aggregate principal amount of obligations secured thereby does not exceed the greater of $25,000,000 and 4.5% of Total Assets at any time, and (ii) if any such Lien is granted over any of the Collateral, such Lien must be subject to the Intercreditor Agreement and junior in all respects to the Liens in favor of the Obligations under this Agreement;
(z)    Liens on cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of any notes issued by the Parent or any of its Subsidiaries to the extent not prohibited by Section 7.07 of this Agreement;
(aa)    any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(bb)    Liens on Equity Interests of Unrestricted Subsidiaries;
(cc)    Liens securing Indebtedness permitted pursuant to clauses (j) and (l) (to the extent the related Permitted Indebtedness is permitted to be secured under this definition) of the definition of “Permitted Indebtedness”;
(dd)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (n); provided, however, that (i) such new Lien shall be limited to all or part of the same property that was encumbered by the original Lien (plus improvements on such property) or could have been encumbered by the original Lien and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under such clause at the time the original Lien became a Permitted Encumbrance, plus accretion of original issue discount, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
(ee)    Liens on cash collateral deposited into any escrow account issued in connection with any Permitted Acquisition pursuant to customary escrow arrangements reasonably satisfactory to the Administrative Agent to the extent such cash collateral represents the proceeds of financing and additional amounts to pay accrued interest on and/or the redemption price of the financing; and
(ff)     Liens securing Indebtedness permitted pursuant to clauses (d) (to the extent the related Permitted Indebtedness is permitted to be secured under this definition) and (n) of the definition of “Permitted Indebtedness” in an aggregate principal amount not to exceed $5,000,000 at any time.
“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent or any other Loan Party in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness is not at any time incurred or guaranteed by any Persons other than the Loan Parties, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is 91 days after the Latest Maturity Date of any Term Loan outstanding at the time such Indebtedness is incurred or issued, (iv) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Loan Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Intercreditor Agreement and (vi) such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Holders” means the Sponsors and any other Funds or managed accounts advised or managed by any Sponsor or any of a Sponsor’s Affiliates and Keane Investor.
“Permitted Indebtedness” means each of the following:
(a)    Indebtedness outstanding on the Effective Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;
(b)    Indebtedness among the Parent and its Restricted Subsidiaries; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided, further, that all such Indebtedness of any Restricted Subsidiary that is not a Loan Party owed to any Loan Party shall be subject to clause (c) of the definition of “Permitted Investments”; provided, further, that any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;
(c)    without duplication of Indebtedness described in clause (f) below, purchase money Indebtedness of any Loan Party incurred after the Effective Date to finance the acquisition, lease, construction or improvement of any fixed or capital assets, including Attributable Indebtedness under Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that (i) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed the greater of $50,000,000 and 10% of the Total Assets at the time of incurrence, (ii) such Indebtedness is incurred prior to or within two hundred and seventy days (270) after such acquisition, lease, construction or improvement (other than Permitted Refinancing thereof), and (iii) such Indebtedness does not exceed the cost of acquisition, lease, construction or improvement of such fixed or capital assets;
(d)    obligations (contingent or otherwise) of any Loan Party or any Restricted Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in commodity prices, interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”;
(e)    obligations in respect of self-insurance and obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and similar instruments and performance and completion guarantees and similar obligations, in each case, incurred in the ordinary course of business;
(f)    Indebtedness with respect to the deferred purchase price for any Permitted Acquisition or other Permitted Investment, provided that such Indebtedness (other than Earn-Out Obligations) does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a final maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agents; provided, further, that any such Indebtedness constituting Earn-Out Obligations (x) is paid within 30 days after such amount becomes due and (y) shall only be paid upon satisfaction of the Liquidity Condition at the time of such payment (after giving pro forma effect thereto);
(g)    Indebtedness of any Person that becomes a Restricted Subsidiary of a Loan Party in a Permitted Acquisition or Permitted Investment (or other Acquisition not prohibited hereunder), which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of a Loan Party) and Permitted Refinancings thereof; provided that the aggregate principal amount of Indebtedness permitted to be incurred pursuant to this clause (g) shall not exceed the sum of (i) $50,000,000 and (ii) if, at any time such Person becomes a Restricted Subsidiary of a Loan Party, Consolidated EBITDA for the four Fiscal Quarter period most recently ended is in excess of Consolidated EBITDA for such period as set forth in the Model dated December 15, 2016 delivered by Keane Group to the Administrative Agent, $50,000,000; provided that, (x) solely with respect to any such Indebtedness incurred pursuant to subclause (ii) above, such Indebtedness shall not require annual amortization payments in excess of 2.5% of the aggregate original principal amount of such Indebtedness, and

(y) with respect to any such Indebtedness incurred pursuant to subclauses (i) and (ii) above, such Indebtedness shall mature no earlier than six-months after the Maturity Date;
(h)    the Obligations;
(i)    Subordinated Indebtedness in an aggregate principal amount not to exceed the sum of (i) $50,000,000 (less, in the case of this subclause (i)(i), the outstanding principal amount of Indebtedness incurred pursuant to clause (a) of the definition of "Incremental Amount" and the outstanding principal amount of Permitted Notes incurred pursuant to subclause (u)(i) of the definition of "Permitted Indebtedness"), plus (ii) with respect to any Subordinated Indebtedness the proceeds of which shall be used to finance a Permitted Acquisition or an Investment that constitutes an Acquisition, $75,000,000 (less, in the case of this subclause (i)(ii), the outstanding principal amount of Indebtedness incurred pursuant to clause (b) of the definition of "Incremental Amount" and the outstanding principal amount of Permitted Notes incurred pursuant to subclause (u)(ii) of the definition of "Permitted Indebtedness"); provided that immediately giving effect to the incurrence of such Indebtedness the Liquidity Condition (calculated after giving effect to the intended use of proceeds of such Indebtedness) shall be satisfied;
(j)    Indebtedness arising pursuant to appeal bonds or similar instruments required in connection with judgments that do not result in a Default or Event of Default;
(k)    [reserved];
(l)    Guarantees of Indebtedness described in this definition;
(m)    Credit Agreement Refinancing Indebtedness, provided that immediately after giving effect to the incurrence thereof, the Liquidity Condition shall be satisfied (calculated after giving effect to the intended use of proceeds of such Indebtedness);
(n)    Indebtedness with respect to all obligations and liabilities, contingent or otherwise, in respect of letters of credit, acceptances and similar facilities incurred in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;
(o)    Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent or any other direct or indirect parent of a Borrower permitted by Section 7.06(d);
(p)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(q)    (i) Indebtedness in respect of netting services, automatic clearinghouse arrangements, credit card processing services and purchase cards or (ii) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within ten (10) Business Days of its incurrence;

(r)    ABL Facility Indebtedness and, to the extent permitted under the Intercreditor Agreement, any Permitted Refinancing thereof, in each case in an aggregate principal amount not to exceed $300,000,000;
(s)    Indebtedness secured by cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of any notes to the extent not prohibited by Section 7.07 of this Agreement;
(t)    Indebtedness not specifically described herein in an aggregate principal amount not to exceed $50,000,000, provided that immediately after giving effect to the incurrence thereof, the Liquidity Condition shall be satisfied (calculated after giving effect to the intended use of proceeds of such Indebtedness);
(u)     Permitted Notes in an aggregate principal amount not to exceed the sum of (i) $50,000,000 (less, in the case of this subclause (u)(i), the outstanding principal amount of Indebtedness incurred pursuant to clause (a) of the definition of "Incremental Amount" and the outstanding principal amount of Indebtedness incurred pursuant to subclause (i)(i) of the definition of "Permitted Indebtedness"), plus (ii) with respect to any Permitted Notes the proceeds of which shall be used to finance a Permitted Acquisition or an Investment that constitutes an Acquisition, $75,000,000 (less, in the case of this subclause (u)(ii), the outstanding principal amount of Indebtedness incurred pursuant to clause (b) of the definition of "Incremental Amount" and the outstanding principal amount of the Indebtedness incurred pursuant to subclause (i)(ii) of the definition of "Permitted Indebtedness"); provided that (A) both at the time of any such incurrence (and after giving effect thereto), no Event of Default shall exist, (B) in the case of any Permitted Notes that are unsecured or that are secured on a second priority (or other junior priority) basis to the Liens securing the Obligations, for purposes of determining the Total Net Leverage Ratio, such Permitted Notes shall be deemed to be secured both at the time of incurrence and at all times such Permitted Notes remain outstanding, (C) to the extent such Indebtedness is in the form of floating-rate notes and is secured on a pari passu basis with the Liens securing the Obligations, such Indebtedness shall comply with the second proviso set forth in Section 2.15(b) as if such Indebtedness constitutes “Incremental Term Loans” described therein, (D) the maturity date of such Permitted Notes (x) to the extent such Indebtedness is secured on a pari passu basis with the Obligations, will be no earlier than the maturity date of the Term Loans and (y) to the extent such Indebtedness is secured by a junior lien or is unsecured, will be no earlier than 91 days following the then-applicable Latest Maturity Date, (E) the Weighted Average Life to Maturity of such Permitted Notes may not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans and (F) immediately after giving effect to the incurrence of such Indebtedness the Liquidity Condition (calculated after giving effect to the intended use of proceeds of such Indebtedness) shall be satisfied;
(v)    [reserved]; and
(w)    to the extent constituting Indebtedness, obligations in respect of (i) customer deposits and advance payments received in the ordinary course of business; (ii) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business and (iii) any customary cash management, cash pooling or netting or setting off arrangements or automatic clearinghouse arrangements in the ordinary course of business.

“Permitted Investments” means each of the following:
(a)    the following (collectively, “Cash Equivalents”) (including the subsequent monetization thereof):
(i)    U.S. dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(ii)    securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;
(iii)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(iv)    repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;
(v)    commercial paper issued by a corporation (other than an Affiliate of the Parent) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(vi)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(vii)    Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and
(viii)    investment funds investing at least 95% of their assets in securities of the types described in clauses (i) through (vii) above.
(b)    Investments (i) existing on the Effective Date, and set forth on Schedule 7.02, (ii) made pursuant to binding commitments (whether or not subject to conditions) in effect on the Effective Date and set forth on Schedule 7.02 or (iii) that replace, refinance, refund, renew or extend any Investment described under either of the immediately preceding clauses (i) or (ii) but not any increase in the amount thereof unless required by the terms of the Investment or otherwise permitted hereunder;
(c)    (i) Investments in the Parent and its Restricted Subsidiaries; provided that Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties, together with Investments made pursuant to clause (j)(ii) below, shall not exceed $40,000,000 in the aggregate;
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)    Guarantees constituting Permitted Indebtedness;
(f)    Investments by any Loan Party in Swap Contracts permitted hereunder;
(g)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers, in each case in the ordinary course of business;
(h)    loans or advances to officers, directors and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) for any other purposes not described in the foregoing clause (i); provided that the aggregate principal amount outstanding at any time under clause (ii) above shall not exceed $5,000,000;
(i)    advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;
(j)    (i) Investments constituting Permitted Acquisitions and (ii) Investments in an aggregate amount pursuant to this clause (j)(ii), together with Investments made pursuant to clause (c) above, not exceeding $40,000,000;
(k)    Investments consisting of deposits, prepayments and other credits to suppliers in the ordinary course of business;
(l)    the endorsement of instruments for collection or deposit in the ordinary course of business;
(m)    Investments consisting of non-cash consideration received in connection with the Permitted Dispositions;
(n)    [reserved];
(o)    Investments of a Restricted Subsidiary acquired after the Effective Date or of an entity merged into or consolidated with a Restricted Subsidiary in accordance with the definition of Unrestricted Subsidiary after the Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(p)    [reserved];
(q)    other Investments not specifically described herein (other than the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation)); provided that (i) no Event of Default shall have occurred and be continuing or would result from such Investment and (ii) the Loan Parties shall have satisfied the Specified Liquidity Condition;
(r)    Investments consisting of (i) purchases, redemptions or other acquisitions of any notes issued by the Parent or any of its Subsidiaries, or (ii) cash, securities or other property in deposit or securities accounts created in connection with the redemption, defeasance, repurchase, satisfaction or discharge of any such notes or any Permitted Refinancing in respect thereof, in each case, in accordance with Section 7.07;
(s)    [reserved];
(t)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(u)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(v)    [reserved];
(w)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and not entered into in contemplation thereof;
(x)    Investments in receivables owing to the Parent or any Restricted Subsidiary created or acquired in the ordinary course of business;
(y)    to the extent constituting an Investment, Permitted Encumbrances or Permitted Indebtedness;
(z)    Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited hereunder; and
(aa)    contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent or any of its Subsidiaries;
(bb)    Investments the payment for which consists of the Equity Interests of the Parent (other than Disqualified Stock) or any direct or indirect parent of the Parent; and

(cc)    other Investments not specifically described herein (other than the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation)) in an aggregate amount outstanding pursuant to this clause (cc) at any time not to exceed (i) $25,000,000 (less the sum of (x) Restricted Payments made pursuant to Section 7.06(k)(i) and (y) prepayments of Indebtedness made pursuant to Section 7.07(i)(i)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrowers elect to apply to this clause (cc), such election to be specified in a written notice of a Responsible Officer of the Lead Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that, as to the Cumulative Credit, the pro forma Total Net Leverage Ratio is no greater than 3.00:1.00.
“Permitted Junior Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent or any other Loan Party in the form of one or more series of junior priority secured notes or junior priority secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Intercreditor Agreement, (iv) such Indebtedness does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Term Loans and all other Obligations), in each case prior to 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (v) such Indebtedness is not at any time incurred or guaranteed by any Persons other than the Loan Parties, (vi) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Loan Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (vii) such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness. Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Notes” means (i) unsecured senior or senior subordinated debt securities of the Parent or any of its Restricted Subsidiaries, (ii) debt securities of the Parent or any of its Restricted Subsidiaries that are secured by a Lien on the Collateral ranking junior to the Liens securing the Obligations pursuant to the Intercreditor Agreement or (iii) debt securities of the Parent or any of its Restricted Subsidiaries that are secured by a Lien ranking pari passu with the Liens securing the Obligations pursuant to an Intercreditor Agreement; provided that (a) the terms of such debt securities do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to 91 days after the Latest Maturity Date at the time of incurrence of such debt securities (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Parent and its Restricted Subsidiaries than those in this Agreement; provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent at least three (3) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such debt securities, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (c) at the time that any such Permitted Notes are issued (and after giving effect thereto), no Event of Default shall exist, (d) no Person (other than a Borrower or Guarantor) shall be an obligor, (e) no Permitted Notes shall be secured by any collateral other than the Collateral and (e) if secured, (A) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Loan Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (B) such Indebtedness shall be subject to an Intercreditor Agreement.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) plus accrued and unpaid interest thereon of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium (including any customary tender premiums) thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (measured at the time such modification, refinancing, refunding, renewal, replacement or extension occurs), (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (e) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor or guarantor of, and shall not have greater guarantees or security than, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.
“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent or any other Loan Party in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Term Loans and all other Obligations), in each case prior to 91 days after the Latest Maturity Date at the time such Indebtedness is incurred and (iii) such Indebtedness is not at any time incurred or guaranteed by any Person other than the Loan Parties.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.
“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender of the applicable Class or Classes at such time and the denominator of which is the amount of the aggregate Commitments and, if applicable and without duplication, Term Loans of the applicable Class or Classes at such time.
“Qualified Capital Stock” means any Equity Interest that is Disqualified Stock.
“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Refinanced Term Loans” has the meaning provided in Section 10.01.
“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Loan Parties, (b) the Agents, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans in accordance with Section 2.17.
“Refinancing Series” means all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same Effective Yield and amortization schedule.
“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.
“Refinancing Term Loans” means one or more term loans hereunder that are effected pursuant to a Refinancing Amendment.
“Register” has the meaning specified in Section 10.06(c).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act of 1933 or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Keane Group as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Replacement Term Loans” has the meaning provided in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Reports” has the meaning provided in Section 9.12(b).
“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer or assistant treasurer, or secretary or assistant secretary of a Loan Party (or any individual performing substantially similar functions regardless of his or her title) or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means the declaration or payment of any dividend or other distribution or other payment (whether in cash, securities or other property) on account of any Equity Interests of the Parent or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation, termination of, or other acquisition for value of, any such Equity Interests.
“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Parent that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”
“Retained Declined Proceeds” has the meaning provided in Section 2.05(f).
“Retained Disposition Amount” has the meaning provided in the definition of "Net Proceeds".
“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any applicable economic sanctions program having the force of law administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
“Security Agreement” means the Security Agreement dated as of the Effective Date among the Loan Parties and the Collateral Agent in the form of Exhibit J hereto.
“Security Documents” means the Security Agreement, the Blocked Account Agreements and each other security agreement or other instrument or document executed and delivered by any Loan Party to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.
“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the trustee, agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Keane Group as of that date determined in accordance with GAAP.
“Similar Business” means any business conducted or proposed to be conducted by the Parent and its Restricted Subsidiaries on the Effective Date or any business that is similar, reasonably related, incidental, ancillary or complementary thereto, or is a reasonable extension, development or expansion thereof.
“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person will be greater than the amount that would be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Acquisition Agreement Representations” means, with respect to any Designated Acquisition to be financed in any part by the proceeds of Incremental Term Loan Commitments, the representations and warranties set forth in the definitive agreement therefor that are material to the interest of the Incremental Term Lenders, and only to the extent that the Parent or any of its Restricted Subsidiaries has the right to terminate its obligations under such agreement or decline to consummate the Permitted Acquisition as a result of a breach of such representations and warranties.
“Specified Liquidity Condition” means, as of the applicable date, that the sum of (a) unrestricted cash and Cash Equivalents of the Loan Parties that are deposited in Blocked Accounts (to the extent required to be subject to Blocked Account Agreements pursuant to Section 6.12) and (b) Availability, equals or exceeds $50,000,000.
“Specified Representations” means, with respect to any Designated Acquisition, the representations set forth in Sections 5.01(a), 5.01(b)(ii), 5.02(a), 5.02(d), 5.04, 5.13, 5.18 (subject to the exclusions and other limitations in the Security Documents), 5.19, 5.22, 5.23, 5.24, 5.25 and 5.26.
“Specified Transaction” means any incurrence or permanent repayment of Indebtedness (other than for working capital purposes) or Investment or capital contribution that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, or any Disposition of a business unit, line of business or division of the Parent or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.
“Sponsor” means Cerberus Capital Management L.P.
“Sponsor Affiliated Lender” means financial institutions (including commercial finance companies), investment funds or managed accounts with respect to which any Sponsor or an Affiliate of such Sponsor is an Affiliate or an advisor or manager in the ordinary course of business, provided, that, (a) no Sponsor Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, and (ii) receive any information or material prepared by, or for the use of, the Administrative Agent or any Lender (including, without limitation any commercial finance examinations or appraisals) or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans), (iii) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document or (iv) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender or any of their respective Affiliates with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other such Lender under the Loan Documents and (b) each Sponsor Affiliated Lender (other than an Affiliated Debt Fund) shall be deemed to have voted in the same proportion as Lenders that are not Sponsor Affiliated Lenders in connection with any amendment, waiver or consent hereunder, except that (i) the Commitment of a Sponsor Affiliated Lender may not be increased or extended without the consent of such Lender and (ii) Sponsor Affiliated Lenders shall be entitled to vote in connection with any amendment, waiver or consent hereunder that adversely affects the Sponsor Affiliated Lender disproportionately as compared to other affected Lenders. For clarity, except as provided in clause (b) above, if any action requires the consent of any “affected Lender,” the Sponsor Affiliated Lender shall be deemed to have consented to such action.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations pursuant to subordination provisions in form and on terms reasonably approved in writing by the Administrative Agent.
“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means, as to each Lender, its obligation to make a Term Loan to the Borrowers hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment or (iii) a Refinancing Amendment.
“Term Lender” means any Lender that holds a Term Commitment or a Term Loan in accordance with the terms hereof.
“Term Loan” means any Initial Term Loan, Incremental Term Loan or Refinancing Term Loan, as the context may require.
“Term Note” means a note evidencing Term Loans in the form of Exhibit C.
“Total Assets” means the total consolidated assets of the Keane Group, as shown on the most recent financial statements of the Parent that the Administrative Agent has received in accordance with the terms of this Agreement.
“Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Parent on a Consolidated basis outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP, minus (b) the aggregate amount of cash and Cash Equivalents (other than restricted cash and Cash Equivalents), not to exceed $100,000,000, in each case, included on the consolidated balance sheet of the Parent and its Restricted Subsidiaries as of such date; provided, that Indebtedness in respect of Swap Contracts (if any) shall only be included for purposes of clause (a) above to the extent (and only in the amount of any excess by which) the aggregate Swap Termination Value in respect of such Swap Contracts exceeds $5,000,000.
“Total Net Leverage Ratio” means as of any date, the ratio of (a) Total Net Debt outstanding on such date to (b) Consolidated EBITDA for the latest Measurement Period ending closest to such date, all calculated for the Parent on a Consolidated basis.
“Total Outstandings” means the aggregate Outstanding Amount of all Term Loans.
“Transactions” means, collectively, (a) the execution and delivery of this Agreement and the Loan Documents to be entered into on the Effective Date and the funding of the Initial Term Loans on the Effective Date, (b) the repayment in full of the Indebtedness under, and the termination of, the Existing

Note Purchase Agreement, (c) the consummation of any other transactions in connection with the foregoing, and (d) the payment of fees, premiums and expenses in connection with the foregoing.
“Trican Transaction” means the acquisition of certain assets located in the United States by the Lead Borrower pursuant to the Asset Purchase Agreement, dated as of January 25, 2016 by and among Trican Well Services Ltd., the Seller Companies (as defined therein), the Lead Borrower and Keane Frac, LP, and the transaction related thereto.
“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Effective Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine); provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfections or priority of Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdictions and any successor statute, as in effect from time to time, for purposes of the provisions hereof relating to such perfection or priority or for purposes of definitions relating to such provisions.
“UFCA” has the meaning specified in Section 10.20(d).
“UFTA” has the meaning specified in Section 10.20(d).
“United States” and “U.S.” mean the United States of America.
“Unaudited Financial Statements” means the unaudited financial statements of the Lead Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2016.
“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(2)(iii).
“Unrestricted Subsidiary” means (a) as of the Effective Date, each Subsidiary of the Parent listed on Schedule 1.04, (b) any Subsidiary of the Parent designated by the Board of Directors of the Lead Borrower as an Unrestricted Subsidiary pursuant to this definition subsequent to the Effective Date, and (c) any Subsidiary of an Unrestricted Subsidiary. The Lead Borrower may at any time after the Effective Date designate any Restricted Subsidiary an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after such designation, the Liquidity Condition has been satisfied, (iii) immediately after giving pro forma effect to such designation, the Total Net Leverage Ratio shall be less than 1.75:1.00 and (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the ABL Facility Indebtedness, any Permitted Notes or any other Credit Agreement Refinancing Indebtedness. Other than with respect to Subsidiaries designated as Unrestricted Subsidiaries on the Effective Date, the designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Parent therein at the date of designation in an amount equal to the Fair Market Value of the Parent’s and its Subsidiaries’ investment therein. Other than with respect to Subsidiaries designated as Unrestricted Subsidiaries on the Effective Date designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or

Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Parent in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrowers’ Investment in such Subsidiary.
“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Voting Stock” means, with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (b) the sum of all such payments.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein and without including the effect of any changes to lease accounting that requires the assets and liabilities arising under operating leases to be recognized in any statement of financial position.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).
1.06    Pro Forma Calculations.
(a)    Notwithstanding anything to the contrary herein, the Liquidity Condition, the Specified Liquidity Condition and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.06.
(b)    For purposes of calculating the Liquidity Condition, the Specified Liquidity Condition and the Total Net Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Measurement Period and (ii) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period. If since the beginning of any applicable Measurement Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent or any of its Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then the Liquidity Condition, the Specified Liquidity Condition and the Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.
(c)    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Lead Borrower and may include, without duplication, cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies resulting from such Investment, acquisition, disposition, merger, consolidation or discontinued operation or other transaction, in each case calculated in the manner described in the definition of Consolidated EBITDA.
(d)    Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Lead Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Lead Borrower or Subsidiary may designate.
(e)    Notwithstanding anything in this Agreement to the contrary, with respect to any Designated Acquisition and the incurrence of any Designated Indebtedness (including Incremental Term Loans) or Lien in connection therewith, compliance with any financial test required by this Agreement for such Designated Acquisition or such Designated Indebtedness shall be determined on the date the definitive acquisition agreement for such Designated Acquisition is entered into and, only with respect to the test described in the definition of “Liquidity Condition”, at the time of closing of such Designated Acquisition and incurrence of such Designated Indebtedness and, thereafter until consummation of such Designated Acquisition or the termination of such definitive agreement relating to such Designated Acquisition, all other incurrence tests under this Agreement shall be required to be complied with on an actual basis without giving effect to such Designated Acquisition and on a pro forma basis after giving effect to such Designated Acquisition and the incurrence of such Designated Indebtedness.
1.07    [Reserved]
1.08    Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf, and not in such Person’s individual capacity.
ARTICLE II
CREDIT FACILITIES
2.01    Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrowers on the Effective Date Term Loans in an aggregate amount not to exceed such Lender’s Initial Term Commitment on the Effective Date. Amounts borrowed under this Section

2.01 and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or LIBOR Rate Loans as further provided herein.
2.02    Borrowings, Conversions and Continuations of Term Loans.
(a)    [Reserved]
(b)    Each Borrowing, each Conversion of Term Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Lead Borrower’s irrevocable written notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans or of any Conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, however, that the notice referenced in subclause (i) above may be delivered no later than one (1) Business Day prior to the Effective Date in the case of the initial Borrowing of the Initial Term Loans. Each notice by the Lead Borrower pursuant to this Section 2.02(b) must be made by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Except as provided in Section 2.15, each Borrowing of, Conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.15, each Borrowing of or Conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Lead Borrower is requesting a Borrowing, a Conversion of Term Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, Converted or continued, (iv) the Class and Type of Term Loans to be borrowed or to which existing Term Loans are to be Converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the wire instructions for the account of the Lead Borrower where funds should be sent. If the Lead Borrower fails to specify a Type of Term Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Term Loans shall be made as, or Converted to, Base Rate Loans. Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If the Lead Borrower requests a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(c)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the relevant Class of the amount of its Pro Rata Share of the applicable Class of Term Loans, and if no timely notice of a Conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic Conversion to Base Rate Loans described in Section 2.02(b). In the case of each Borrowing, each Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 and receipt of all requested Loan funds, the Administrative Agent shall make all funds so received available to the Borrowers in like funds by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower.
(d)    [Reserved]
(e)    Except as otherwise provided herein, a LIBOR Rate Loan may be continued or Converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of an Event of Default, no Term Loans may be Converted to or continued as LIBOR Rate Loans without the consent of the Required Lenders.
(f)    The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.
(g)    After giving effect to all Borrowings, all Conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than four (4) Interest Periods in effect with respect to LIBOR Rate Loans; provided that after the establishment of any new Class of Term Loans pursuant to an Incremental Amendment or Refinancing Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(g) shall increase by four (4) Interest Periods for each applicable Class so established.
(h)    The failure of any Lender to make the Term Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Borrowing.
(i)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share or other applicable share provided for under this Agreement available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(i) shall be conclusive in the absence of manifest error. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
2.03    [Reserved]
2.04    [Reserved]
2.05    Prepayments.
(a)    Optional Prepayment. The Borrowers may, upon irrevocable written notice from the Lead Borrower to the Administrative Agent (such notice subject to Section 2.05(g)), at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof; or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Term Loans to be prepaid and, if LIBOR Rate Loans, the Interest Period(s) of such Term Loans and the order of the Term Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Term Loans of the Lenders as specified by the Borrowers in their sole discretion (as to the Class of Term Loans and the order of maturity of principal prepayments) and such prepayment shall be paid to the applicable Lenders in accordance with their respective Pro Rata Share.
(b)    Mandatory Prepayment.
(i)    Within five (5) Business Days after audited financial statements and the related Compliance Certificate have been delivered pursuant to Section 6.01(a), commencing with the first Excess Cash Flow Period following the Effective Date, the Parent shall prepay the outstanding principal amount of the Term Loans in an amount equal to (A) the Applicable ECF Percentage of the Excess Cash Flow of the Borrowers for such period minus (B) the sum of (1) all voluntary prepayments of Term Loans during such period pursuant to Section 2.05(a), and (2) all voluntary prepayments of loans under the ABL Facility during such Fiscal Year to the extent the commitments under the ABL Facility are permanently reduced by the amount of such payments.
(ii)    If (x) the Parent or any of its Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by clauses (a)(i), (a)(ii), (b), (d), (e), (f), (g), (h), (i), (j), (k), (l), (o), (p), (q), (s), (t), (u) or (v) of the definition of “Permitted Disposition”), or (y) any Casualty Event occurs, which results in the realization or receipt by the Parent or any of its Restricted Subsidiaries of Net Proceeds, such Person shall, subject to the terms of the Intercreditor Agreement, cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the date of the realization or receipt by such Person of such Net Proceeds; provided that if at the time that any such prepayment would be required, the Parent or any of its Restricted Subsidiaries is required to offer to repurchase or to prepay any Indebtedness (other than the Term Loans) that is secured by Liens ranking pari passu with the Liens securing the Obligations pursuant to the terms of the documentation governing such Indebtedness with the Net Proceeds of such Disposition or Casualty Event (such other Indebtedness required to be offered to be so repurchased or prepaid, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Other Applicable Indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii)    If the Parent or any of its Restricted Subsidiary incurs or issues any Indebtedness after the Effective Date that (x) is Credit Agreement Refinancing Indebtedness or (y) is not otherwise permitted to be incurred pursuant to Section 7.03, the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom immediately upon receipt by the Parent or any of its Restricted Subsidiary of such Net Proceeds.

(iv)    Except with respect to Term Loans incurred in connection with any Refinancing Amendment or any Incremental Amendment (to the extent set forth in such Refinancing Amendment or Incremental Amendment as contemplated below), each prepayment of Term Loans pursuant to this Section 2.05(b)(i), (ii) and (iii) shall be (x) applied to the order of succeeding scheduled principal installments to each Class of Term Loans (provided any Class of Incremental Term Loans or Refinancing Term Loans may specify that one or more other Classes of Loans may be prepaid prior to such Class of Incremental Term Loans or Refinancing Term Loans) and (y) paid to the applicable Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(c)    The Lead Borrower shall notify the Administrative Agent in writing of any mandatory prepayments under Section 2.05(b) two (2) Business Day’s prior to the required prepayment date.
(d)    [Reserved].
(e)    Outstanding Base Rate Loans shall be prepaid before outstanding LIBOR Rate Loans are prepaid. Any prepayment of LIBOR Rate Loans pursuant to this Section 2.05 made other than on the last day of an Interest Period applicable thereto, shall be accompanied by payment of all breakage costs payable under Section 3.05 associated therewith. In order to avoid such breakage costs, as long as no Event of Default has occurred and is continuing, at the request of the Lead Borrower, the Administrative Agent shall hold all amounts required to be applied to LIBOR Rate Loans in a cash collateral account under the sole control of the Administrative Agent or Collateral Agent and will apply such funds to the applicable LIBOR Rate Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Administrative Agent’s or Collateral Agent’s rights upon the subsequent occurrence of an Event of Default).
(f)    So long as any Term Loans remain outstanding, any Term Lender may elect to decline the entire portion of the prepayment of its Term Loans pursuant to Sections 2.05(b)(i) or (iv) (other than mandatory prepayments pursuant to Section 2.05(b)(iii)) by delivering written notice to the Administrative Agent of such election one (1) Business Day prior to the date of such prepayment, in which case such declined proceeds shall be retained by the Borrowers (such retained proceeds, the “Retained Declined Proceeds”). In the absence of delivery of a notice declining any prepayment by any Lender within the time frame set forth above, such Lender shall automatically be deemed to have accepted such prepayment.
(g)    Any notice of a prepayment to be made with the proceeds from the incurrence of Indebtedness or in connection with the closing of another transaction may state that such prepayment, termination or reduction is conditioned on the consummation of such incurrence or other transaction, and no Default or Event of Default shall occur if such prepayment, termination or reduction is not made because such condition is not satisfied.
2.06    Termination or Reduction of Commitments. The Initial Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of Initial Term Loans to be made by it on the Effective Date.
2.07    Repayment of Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders (i) on the last Business Day of each March, June, September and December, commencing with June 30, 2017, an aggregate amount equal to 1.00% per annum of the aggregate principal amount of all Initial Term Loans outstanding on the date hereof (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), and (ii) on the Initial Term Maturity Date, the aggregate principal amount of all Initial Term Loans outstanding on such date, together with all other outstanding Obligations on such date.
2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b) below, (i) each LIBOR Rate Loan shall bear interest, on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin for such Class of Term Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
(b)    (i)     If any amount payable under any Loan Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law while such Event of Default is continuing.

(i)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees. The Borrowers shall pay the fees in the amounts and at the times specified in the Fee Letters.
2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Term Loan from such Lender, the Class thereof, each payment and prepayment of principal of any such Term Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender, the Borrowers shall execute and deliver to such Lender a Term Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Term Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Term Note and upon cancellation of such Term Note, the Borrowers will issue, in lieu thereof, a replacement Term Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff; provided, however, that any such payments by the Borrowers shall be without prejudice and shall not constitute a waiver of any claim that the Borrowers may have against the Administrative Agent or any Lender hereunder. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. may, at the option of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue until such next succeeding Business Day. If any payment (other than with respect to payment of a LIBOR Rate Loan) to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period, if such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)     Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the

Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, to purchase its participation or to make its payment hereunder.
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations owing to the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    [Reserved].
2.15    Incremental Credit Extensions.
(a)    The Lead Borrower may, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) from time to time, request Incremental Term Loan Commitments in an aggregate amount not to exceed the Incremental Amount from one or more Incremental Term Lenders (which, in each case, may include any existing Lender) willing to provide such Incremental Term Loans, as the case may be, in their own discretion. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall be no less than five (5) Business Day’s from the date of such notice), and (iii) whether such Incremental Term Loan Commitments are to be commitments to make term loans on the same terms as the Initial Term Loans or with interests rates and/or amortization and/or maturity and/or other terms different from the Initial Term Loans (“Incremental Term Loans”).
(b)    The Borrowers and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Amendment shall specify the terms of the applicable Incremental Term Loans; provided that (i) except as to pricing, amortization and final maturity date (which shall, subject to clause (ii) and (iii) of this proviso, be determined by the Lead Borrower and the Incremental Term Lenders in their sole discretion), the Incremental Term Loans shall have (x) the same terms as the Initial Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Incremental Term Loans shall be no earlier than the Latest Maturity Date at the time such Incremental Term Loans are established, and (iii) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Loans; provided further that if the Effective Yield in respect of any such Incremental Term Loan exceeds the Effective Yield of any then outstanding Term Loans by more than 50 basis points, then the Applicable Margin for such then outstanding Term Loans shall be increased so that the Effective Yield in respect of such Incremental Term Loan is no more than 50 basis points higher than the Effective Yield for such then outstanding Term Loans and if the lowest permissible Adjusted LIBOR Rate is greater than 1.00% or the lowest permissible Base Rate is greater than 2.00% for such Incremental Term Loan, the difference between such “floor” and 1.00% in the case of Adjusted LIBOR Rate Incremental Term Loans, or 2.00% in the case of Base Rate Incremental Term Loans, shall be equated to interest rate margin for purposes of the this proviso. The Incremental Term Loans shall have the same guarantees as and rank pari passu in right of payment and security with the Initial Term Loans.
(c)    Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.15 unless (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment, no Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Event of Default shall exist (except to the extent the proceeds of the Incremental Term Loans are to be used to finance a Designated Acquisition, in lieu of such condition, (A) no Event of Default shall be continuing at the time of execution of the applicable contract or agreement for such acquisition and (B) no Event of Default under Sections 8.01(a), (f) or (g) shall be continuing at the time of making such acquisition)); (ii) after giving effect to such Incremental Commitments, the conditions of Section 4.02(a) shall be satisfied (it being understood that all references to “the date of the making of each such Term Loan” or similar language in such Section 4.02(a) shall be deemed to refer to the effective date of such Incremental Amendment (except, to the extent the proceeds of the Incremental Term Loans are to be used to finance a Designated Acquisition, such representations shall be limited to the Specified Representations and Specified Acquisition Agreement Representations); (iii) after giving pro forma effect to such Incremental Term Loan Commitments (and any borrowing of Incremental Term Loans thereunder) the Liquidity Condition (calculated without giving effect to the proceeds of such Indebtedness) has been satisfied and (iv) the Administrative Agent shall have received (x) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (y) reaffirmation agreements and/or such amendments to the Loan Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Term Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Lead Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.
(d)    The Incremental Amendment may, without the consent of the Borrowers, or any other Loan Party, the Agents or the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.15. The Borrowers will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. Incremental Term Loans may be made by any existing Lender (but each existing Lender will not have an obligation to make a portion of any Incremental Term Loan) or by any other bank or other financial institution; provided that any such bank or financial institution shall be reasonably satisfactory to the Administrative Agent and the Lead Borrower. No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.
This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.16    [Reserved]
2.17    Refinancing Amendments.
(a)    On one or more occasions after the Effective Date, the Borrowers may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Refinancing Term Loans or Incremental Term Loans) in the form of Refinancing

Term Loans or Refinancing Term Loan Commitments pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.17(a) or otherwise, Refinancing Term Commitments (and the Refinancing Term Loans made pursuant thereto) effected pursuant to a Refinancing Amendment shall be Obligations hereunder and shall rank pari passu in right of payment and security with the existing Term Loans.
(b)    The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Loan Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.
(c)    Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.17(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.
(d)    Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.17, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER
3.01    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall (except to the extent required by applicable Law) be made free and clear, of and without reduction or withholding for, any Taxes; provided that if any Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Law to deduct any Taxes from or in respect of such payments, then (i) if the Tax in question is an Indemnified Tax or Other Tax the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01) each Lender (or, in the case of a payment made to an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Law.
(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c)    Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Agents and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by such Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of the Collateral Agent or a Lender, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments to be made to such Lender hereunder or under any other Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Law or reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. If such documentation expires or becomes obsolete or inaccurate in any respect, such Lender shall deliver promptly to the Lead Borrower and the Administrative Agent updated or other appropriate documentation or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal ineligibility to do so. In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(1), 3.01(e)(2) and 3.01(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing, each Lender shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    Each U.S. Lender shall deliver to the Lead Borrower and the Administrative Agent two duly completed copies of IRS Form W‑9 (or any successor form), certifying that such U.S. Lender is exempt from U.S. federal backup withholding,
(2)    Each Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent whichever of the following is applicable:
(i)    two duly completed copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party, and such other related documentation as required under the Code,
(ii)    two duly completed copies of Internal Revenue Service Form W‑8ECI (or any successor form),
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G (any such certificate, a “United States Tax Compliance Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and certifying that no payments under any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business and (y) two duly completed copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E (or any successor form), or
(iv)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W‑8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W‑8ECI, W‑8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W‑9, Form W‑8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(e) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partners), or
(v)    any other form prescribed Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Law to permit the Lead Borrower to determine the withholding or deduction required to be made.
Notwithstanding any other provision of this Section 3.01(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.
Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).

(f)    Treatment of Certain Refunds. If and to the extent the Administrative Agent or any Lender determines in its sole discretion exercised in good faith that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which it has received amounts pursuant to this Section 3.01, it shall pay to the Lead Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of such Administrative Agent or such Lender, agree to repay the amount paid over to the Lead Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent or such Lender in the event that such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount pursuant to this paragraph (f) the payment of which would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    FATCA. If a payment made to any Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Lead Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their FATCA obligations and to determine whether such Lender has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g), “FATCA” includes any amendments made to FATCA after the date of this Agreement.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans or to Convert Base Rate Loans to LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans.

Upon any such prepayment or Conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or Converted.
3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a Conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have Converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04    Increased Costs; Reserves on LIBOR Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);
(ii)    subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any participation in any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 3.01 or any Excluded Tax); or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Term Loan), or to increase the cost to such Lender of participating in, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender and delivery of the certificate contemplated by Section 3.04(c), the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon the request of such Lender and the delivery of the certificate contemplated by Section 3.04(c), the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender specifying the Change in Law and setting forth the amount or amounts necessary to compensate such Lender and the method for calculating such amount or amounts as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower and the Administrative Agent shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, Conversion, payment or prepayment of any Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrowers (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or Convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or
(c)    any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;
including any loss or reasonable out-of-pocket expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Term Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.

3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use commercially reasonable good faith efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount or indemnification payment to any Lender, the Administrative Agent or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives notice pursuant to Section 3.02, then the Borrowers may replace such Lender in accordance with Section 10.13.
3.07    Survival. All of the Borrowers’ obligations under this Article III shall survive repayment of all Obligations hereunder.
3.08    Designation of Lead Borrower as Borrowers’ Agent.
(a)    Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Borrowings, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Borrowings so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Borrowings are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.
(b)    Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.
(c)    The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Borrowing. Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.
ARTICLE IV
CONDITIONS PRECEDENT

4.01    Conditions of Initial Term Loans. The obligation of each Lender to make its Initial Term Loan on the Effective Date is subject to satisfaction (to the extent not waived by such Lender) of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e‑mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    executed counterparts of this Agreement;
(ii)    a Term Note executed by the Borrowers in favor of each Lender requesting a Term Note to the extent requested five (5) Business Days prior to the Effective Date;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;
(iv)    copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in (A) its jurisdiction of organization and (B) each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction in this clause (B) would not reasonably be expected to have a Material Adverse Effect;
(v)    a certificate signed by a Responsible Officer of the Lead Borrower certifying as to the conditions set forth in clauses (d) and (f) of this Section 4.01;
(vi)    a solvency certificate signed by the Chief Financial Officer of the Lead Borrower substantially in the form attached hereto as Exhibit F;
(vii)    the Security Agreement and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;
(viii)    all other Loan Documents set forth on Schedule 4.01;
(ix)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee and additional insured under each United States insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named;
(x)    the Audited Financial Statements and the Unaudited Financial Statements and Closing Date Projections;
(xi)    results of searches or other evidence reasonably satisfactory to the Agents (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and releases or subordination agreements reasonably satisfactory to the Agents are being tendered concurrently with the Effective Date or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;
(xii)    Uniform Commercial Code financing statements and all other documents and instruments required by Law or reasonably requested by the Agents to be delivered, filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents shall have been (or have been authorized by the Loan Parties to be) so delivered, filed, registered or recorded to the satisfaction of the Administrative Agent;
(xiii)    a customary legal opinion (A) from Schulte Roth & Zabel LLP, counsel to the Loan Parties and (B) Clark Hill PLC, Pennsylvania counsel to the Loan Parties, in each case addressed to the Administrative Agent and each Lender;
(xiv)    an Intercreditor Agreement with the ABL Collateral Agent; and
(xv)    a properly executed consent letter with respect to the ABL Credit Agreement dated the Effective Date, executed by the ABL Administrative Agent and the Arrangers and Lenders thereunder (each, as defined in the ABL Credit Agreement) and in form and substance reasonably satisfactory to the Administrative Agent.
(b)    All fees required to be paid on the Effective Date pursuant to this Agreement and the Fee Letters and reasonable and documented out-of-pocket expenses required to be paid on the Effective Date pursuant to this Agreement, in the case of all such expenses to the extent invoiced at least two business days prior to the Effective Date, shall have been paid (which amounts may be offset against the proceeds of the Term Loans).
(c)    The Administrative Agent shall have received at least three (3) Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, that has been reasonably requested by the Arranger at least ten (10) days prior to the Effective Date including, in particular, a duly completed IRS Form W-9 or other applicable tax form from the Borrowers.
(d)    (A) All representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except where qualified by materiality, in which case such representations and warranties that are qualified by materiality shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and (B) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Term Loan and after giving effect thereto.
(e)    Prior to or substantially simultaneously with the initial Borrowing on the Effective Date, evidence of the repayment in full of the Indebtedness under, and the termination of, the Existing Note Purchase Agreement, including the release of the Liens securing the obligations thereunder.
(f)    Since December 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
4.02    Conditions to All Term Loans. The obligation of Lenders to make Term Loans is subject to the further satisfaction (or waiver in accordance with Section 10.01) of, immediately prior to or concurrently with the making of each such Term Loan, each of the following conditions precedent:
(a)    The representations and warranties of each Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects on and as of the date of the making of each such Term Loan and after giving effect thereto, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
(b)    No Default or Event of Default shall exist, or would result from the making of such Term Loan or from the application of the proceeds thereof.
(c)     Administrative Agent shall have timely received a duly executed and completed Committed Loan Notice.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
To induce the Credit Parties to enter into this Agreement and to make Term Loans hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:
5.01    Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Collateral Agent under the Security Documents); or (d) violate any Law.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Person is a party, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all Material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)    The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since December 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(d)    Each of the Closing Date Projections and the Consolidated forecasted balance sheets and statements of income or operations and cash flows of the Keane Group delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ good faith estimate of its future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after commercially reasonable investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as disclosed in Schedule 5.06, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.07    No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08    Ownership of Property; Liens.
(a)    Each of the Loan Parties and each Restricted Subsidiary thereof has good record and valid title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Encumbrances and such defects in title or failure to have such title or other interest as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Restricted Subsidiary has good and valid title to, valid leasehold interests in, or valid licenses or other rights to use all personal property and assets material to the ordinary conduct of its business, except for Permitted Encumbrances or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances and such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Schedule 7.02 sets forth a complete and accurate list of all Investments of the type described in clause (b) of the definition of “Permitted Investments” held by any Loan Party or any Subsidiary of a Loan Party on the Effective Date, showing as of the Effective Date the amount, obligor or issuer and maturity, if any, thereof.

(d)    Schedule 7.03 sets forth a complete and accurate list of all Material Indebtedness of the type described in clause (a) of the definition of “Permitted Indebtedness” of each Loan Party or any Restricted Subsidiary of a Loan Party on the Effective Date, showing as of the Effective Date the amount, obligor or issuer and maturity thereof.
5.09    Environmental Compliance.
(a)    Except for any matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party or any Restricted Subsidiary thereof or any of their respective facilities or operations (i) is in violation of any Environmental Law or has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) is in receipt of any pending notice or claim with respect to any Environmental Liability or (iv) is aware of any basis for any Environmental Liability; and
(b)    No Loan Party or any Restricted Subsidiary thereof is undertaking, and no Loan Party or any Restricted Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release or threat of Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any investigations, assessments, remedial or response actions that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.10    Taxes. Except for failures that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, the Loan Parties and each of their Restricted Subsidiaries have filed all Tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets or otherwise due and payable (including in the capacity of withholding agent), except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Liens (other than Permitted Encumbrances on account thereof) have has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no current, pending or proposed Tax audit, deficiency, assessment or other claim or proceeding with respect to any Loan Party or any of their Subsidiaries that, individually, or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
5.11    ERISA Compliance.
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where non-compliance would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
(b)    There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and to the best knowledge of the Lead Borrower, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
5.12    Subsidiaries; Equity Interests. As of the Effective Date: (a) the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, which Schedule sets forth, as of the Effective Date, the legal name, jurisdiction of incorporation or formation and outstanding Equity Interests of each such Restricted Subsidiary, (b) all of the outstanding Equity Interests in such Restricted Subsidiaries have been validly issued, are fully paid and non-assessable, and are owned by a Loan Party (or a Restricted Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens except for Liens in favor of the Collateral Agent under the Loan Documents and Permitted Encumbrances which do not have priority over the Liens of the Collateral Agent. Except as set forth in Schedule 5.12, as of the Effective Date, there are no outstanding rights to purchase any Equity Interests in any Restricted Subsidiary. As of the Effective Date, the Loan Parties have no equity investments in any other Person other than those specifically disclosed in Schedule 7.02. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document as of the Effective Date, each of which is valid and in full force and effect as of the Effective Date.
5.13    Margin Regulations; Investment Company Act.
(a)    No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Borrowings shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Borrowings to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.
(b)    None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14    Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, on the Effective Date, would reasonably be expected to result in a Material Adverse Effect on the Effective Date. No report, financial statement, certificate or other factual written information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (excluding projected financial information, forward-looking statements and general industry or general economic data) (in each case, as modified or supplemented by other information so furnished) and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).
5.15    Compliance with Laws. Each of the Loan Parties and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.16    Intellectual Property; Licenses, Etc. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as currently conducted. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the operation of their respective businesses by any Loan Party or any Subsidiary does not violate, dilute, or misappropriate and has not, in the past three (3) years infringed, any Intellectual Property rights held by any other Person, and except as disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Lead Borrower, threatened in writing against any Loan Party or Restricted Subsidiary, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.17    Labor Matters. There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Restricted Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state Law that has not been satisfied that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all payments due from any Loan Party and its Restricted Subsidiaries, or for which any claim may be made against any Loan Party or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Restricted Subsidiary has made a pending demand for recognition that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Restricted Subsidiaries is bound that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
5.18    Security Documents.
(a)    The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing of UCC financing statements in proper form, and delivery to the Collateral Agent of all possessory collateral required to be delivered by the Security Agreement and/or the obtaining of “control” (as defined in the UCC) by the Collateral Agent (or, so long as the Intercreditor Agreement is in effect and the ABL Collateral Agent is acting as agent for the Collateral Agent pursuant thereto for purposes of obtaining possession of or establishing control over certain Collateral, to or by the ABL Collateral Agent), the Collateral Agent for the benefit of the Credit Parties, will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral (other than those DDAs for which the Agents have not required a Blocked Account Agreement) that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or by obtaining control or possession, in each case prior and superior in right to any other Person to the extent required by the Loan Documents, subject to Permitted Encumbrances having priority under applicable Law.
(b)    When the Security Agreement (or a short form thereof) in proper form is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified on Schedule II of the Security Agreement, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person to the extent required by the Loan Documents, subject to Permitted Encumbrances having priority under applicable Law (it being understood that subsequent recordings in the

United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Effective Date).
(c)    Schedule 5.18 attached hereto contains a complete and accurate list in all material respects as of the Effective Date of all Material Real Estate, if any, as of such date. Upon recordation in the proper recording offices of the mortgages, if and when applicable, the mortgages shall each constitute a perfected first priority Lien (subject to the terms of the Intercreditor Agreement and other Permitted Encumbrances permitted to be senior to the Liens securing the Obligations) on, and security interest in, all right, title and interest of the Parent and its Restricted Subsidiaries in the Collateral described therein, subject only to Liens permitted by Section 7.01.
5.19    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.
5.20    Deposit Accounts. Annexed hereto as Schedule 5.20 is a list of all DDAs maintained by the Loan Parties as of the Effective Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.
5.21    Material Contracts. Schedule 5.21 sets forth all Material Contracts to which any Loan Party is a party as of the Effective Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the Effective Date, subject to confidentiality restrictions contained therein. The Loan Parties are not in breach or in default of or under any Material Contract which would reasonably likely result in a Material Adverse Effect and have not received any written notice of the intention of any other party thereto to terminate any Material Contract prior to the end of its current term.
5.22    USA PATRIOT Act Notice. Each Loan Party is in compliance, in all material respects, with Patriot Act, to the extent each Loan Party is legally required to comply with the Patriot Act.
5.23    Office of Foreign Assets Control. Neither the advance of the Term Loans nor the use of the proceeds of the Term Loans, nor the lending, contribution or otherwise making available such proceeds to any Subsidiary, joint venture partner or other individual or entity, will be used to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions. Neither the Borrowers, nor any of their Subsidiaries, nor, to the knowledge of the Borrowers and their Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is 50% owned or controlled by any individual or entity that is, (i) currently the subject or target of any Sanctions or (ii) located, organized or a resident in a Designated Jurisdiction.
5.24    Use of Proceeds. On the Effective Date, the proceeds of the Initial Term Loans will be used to repay all of the Indebtedness under the Existing Note Purchase Agreement and for general corporate purposes.

5.25    Anti-Money Laundering. No Borrower or Guarantor, none of their Subsidiaries and, to the knowledge of senior management of each Borrower or Guarantor, none of its Affiliates and none of its respective officers, directors, brokers or agents, acting in their capacity on behalf of such Borrower or Guarantor or such Subsidiary or Affiliate (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.
5.26    FCPA. The Parent and its Subsidiaries and, to the knowledge of the Parent and its Subsidiaries, their respective officers, directors, employees, agents and Affiliates while acting on behalf of the Parent or its Subsidiaries, have conducted their businesses in compliance with the anti-bribery provisions of the United States Foreign Corrupt Practices Act of 1977 and, to the extent applicable, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws, to the extent such laws are applicable to the Parent and its Subsidiaries. No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption laws.
5.27    Insurance. The properties of the Lead Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Lead Borrower or the applicable Subsidiary operates.
5.28    [Reserved]
5.29    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
6.01    Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
(a)    as soon as available, but in any event within 105 days (or such earlier date on which the Parent is required (after giving effect to any extensions granted by the SEC) to make any public filing of such information) after the end of each Fiscal Year of the Parent, (x) a Consolidated balance sheet of the Keane Group as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to an upcoming maturity of any Indebtedness or potential default under any financial covenant), (y) a copy of management’s discussion and analysis with respect to the financial statements of such Fiscal Year and (z) if such Consolidated financial statements contain financial information attributable to Unrestricted Subsidiaries, a reconciliation of such statements that explains in reasonable detail the differences between the information relating to Unrestricted Subsidiaries and the information relating to the Parent and all Restricted Subsidiaries, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent;
(b)    as soon as available, but in any event within 50 days (or such earlier date on which the Parent is required (after giving effect to any extensions granted by the SEC) to make any public filing of such information) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, (x) a Consolidated balance sheet of the Keane Group as at the end of such Fiscal Quarter and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Keane Group as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and that prior Fiscal Year results are not required to be restated for changes in discontinued operations, (y) a copy of management’s discussion and analysis with respect to the financial statements of such Fiscal Quarter and (z) if such Consolidated financial statements contain financial information attributable to Unrestricted Subsidiaries, a reconciliation of such statements that explains in reasonable detail the differences between the information relating to Unrestricted Subsidiaries and the information relating to the Parent and all Restricted Subsidiaries, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent;
(c)    [reserved]; and
(d)    as soon as available, but in any event no more than 90 days after the end of each Fiscal Year of the Parent, forecasts and budgets prepared by management of the Parent, in form reasonably satisfactory to the Administrative Agent, of the Consolidated balance sheets and statements of income or operations and cash flows of the Keane Group on an annual basis for the immediately following Fiscal Year (including the fiscal year in which the Maturity Date occurs); it being understood and agreed that (i) any forecasts furnished hereunder are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (ii) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Keane Group by furnishing (A)

the Parent’s (or any direct or indirect parent thereof, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, (i) such information is accompanied by consolidated information that explains in reasonable detail the differences between the information relating to the Parent (or a parent of the Parent, if such information related to such a parent), on the one hand, and the information relating to the Lead Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under this Section 6.01, such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and consistent with the requirements of Section 6.01.
6.02    Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its Registered Public Accounting Firm certifying such financial statements;
(b)    promptly following the delivery thereof to the ABL Administrative Agent, a copy of each Borrowing Base Certificate (as defined in the ABL Credit Agreement);
(c)    promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Restricted Subsidiary, or any audit of any of them;
(d)    (x) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (y) on or prior to the fifteenth (15th) day of each month and (z) without duplication of the preceding clause (y), concurrently with the delivery of any Borrowing Base Certificate to the ABL Administrative Agent, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Lead Borrower (i) certifying that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, the nature and extent thereof and the expected remedial actions, (ii) with respect to each Compliance Certificate delivered concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), certifying that such financial statements fairly present the financial condition and results of operations in accordance with GAAP and (iii) setting forth reasonably detailed calculations with respect to the Liquidity Condition and, with respect to each Compliance Certificate delivered concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), Total Net Leverage Ratio (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(e)    promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent (or any Lender acting through the Administrative Agent) may from time to time reasonably request; and
(f)    promptly following the delivery thereof to the ABL Administrative Agent, copies of any certificates or notices delivered to the ABL Administrative Agent pursuant to Section 6.02 or 6.03 of the ABL Credit Agreement (or any comparable provision of any replacement facility thereof).
Documents required to be delivered pursuant to Section 6.01 or Section 6.02(e) may (but shall not be required to) be delivered electronically (which may be filed with the SEC) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Parent’s website on the Internet at www.keanegrp.com; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent shall deliver paper copies of such documents to the Administrative Agent if the Administrative Agent requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Lead Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above. The Loan Parties hereby acknowledge that the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”).
6.03    Notices. Promptly after any Responsible Officer of the Lead Borrower obtains knowledge thereof, notify the Administrative Agent in writing:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
(c)    of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect;
(d)    of the commencement of, or any material development in, any litigation or proceeding affecting the Parent or any Restricted Subsidiary in each case that has resulted or would reasonably be expected to result in a Material Adverse Effect; or
(e)    of any audit or examination or any assertion of any claim for any material Taxes has been given or made by any Governmental Authority.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (x) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (including in its capacity as a withholding agent); (y) all lawful claims which, if unpaid, would by Law become a Lien upon its property; and (z) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (iv) no Lien has been filed with respect thereto (other than Permitted Encumbrances) or (b) the failure to make payment pending such contest would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence (and, except in the case of Guarantors (other than the Parent), except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, good standing) under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties or that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty or condemnation events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case of clauses (a) and (b), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance. Maintain insurance with respect to its property and business substantially consistent with past practices and as disclosed to the Administrative Agent prior to the Effective Date and as is customarily carried under similar circumstances by other Persons in the same or similar businesses operating in the same or similar locations, as is reasonably acceptable to the Administrative Agent. Fire and extended coverage or “all-risk” policies maintained with respect to any Collateral shall be endorsed to include a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Administrative Agent, which endorsements shall provide that none of the Borrowers, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Lenders and all first party property insurance covering Collateral shall name the Collateral Agent as additional insured or loss payee, as applicable, and all liability insurance shall name the Collateral Agent as additional insured.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a)(i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP and (ii) such contest effectively suspends enforcement of the contested Laws; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records; Accountants.
(a)    Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Keane Group; and (ii)

maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Keane Group.
(b)    At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Administrative Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Administrative Agent; provided that an officer of the Lead Borrower shall be entitled to participate in any such discussions.
6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and Collateral Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm at such reasonable times during normal business hours upon reasonable advance notice to the Lead Borrower; provided, however, that unless an Event of Default has occurred and is continuing, only one visit in any calendar year shall be permitted and such visit shall be at the Loan Parties’ expense. The Borrowers shall host semi-annual conference calls with the Lenders to discuss the financial condition and results of operations of Parent and the Restricted Subsidiaries for the most recently ended period for which financial statements have been delivered pursuant to Sections 6.01(a) and (b), at a date and time to be determined by the Lead Borrower in consultation with the Administrative Agent.
6.11    Additional Loan Parties. Notify the Administrative Agent promptly after any Person becomes a Subsidiary (other than any Excluded Subsidiary but including any Unrestricted Subsidiary being reclassified as a Restricted Subsidiary) of the Parent, and promptly thereafter (and in any event within fifteen (15) Business Days) if requested by the Administrative Agent, (i) cause any such Person to become a Borrower or Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement to this Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) subject to the requirements of Section 6.14(b), grant a Lien to the Collateral Agent on such Person’s assets on the same types of assets which constitute Collateral under the Security Documents to secure the Obligations, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii), (iv), (ix) and (xii) of Section 4.01(a) and if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Administrative Agent. In addition, for purposes of compliance with Section 6.01, any direct or indirect parent entity of the Parent may become a guarantor by executing and delivering to the Administrative Agent a guarantee agreement in a form satisfactory to the Administrative Agent which shall be executed by the Lead Borrower and such parent; provided that such parent entity shall not otherwise be deemed to be a “Borrower”, “Guarantor” or “Loan Party” for any purpose under this Agreement. In no event shall compliance with this Section 6.11 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or Guarantor.

6.12    Cash Management. The Loan Parties shall within 90 days after the Effective Date with respect to any DDA maintained on the Effective Date and within 90 days after the opening or acquisition of any new DDA or such longer period as the Administrative Agent may reasonably agree, enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Agents with respect to each DDA maintained with any Blocked Account Bank (collectively, the “Blocked Accounts”); provided that Blocked Accounts shall not include (i) deposit accounts specifically and exclusively used for payroll, payroll taxes and employee wage, health and other benefit payments to or for the benefit of any Loan Party’s employees, (ii) any zero balance account, (iii) accounts solely used for cash deposits pursuant to the definition of Permitted Encumbrances, (iv) any escrow account, trust and customer deposit account, (v) accounts solely used to deposit proceeds of the ABL Priority Collateral, and (vi) accounts not exceeding $1,000,000 in the aggregate for all such accounts.
6.13    Information Regarding the Collateral.
(a)    Furnish to the Administrative Agent at least fifteen (15) days (or such shorter period as the Administrative Agent may agree) prior written notice of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility, but excluding in-transit Collateral, Collateral out for repair, and Collateral temporarily stored at a Customer’s location in connection with the providing of services to such Customer); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties shall not effect or permit any change referred to in the preceding sentence unless the Loan Parties have undertaken all such action, if any, reasonably requested by the Administrative Agent under the UCC or otherwise that is required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.
(b)    From time to time as may be reasonably requested by the Administrative Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Effective Date that is required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.
6.14    Further Assurances.
(a)    Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which any Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties, provided that no such document, financing statement, agreement, instrument or action taken shall, in the Loan Parties’ good faith determination, materially increase the obligations or liabilities of the Loan Parties hereunder or have any Material Adverse Effect on the Loan Parties.
(b)    If any material assets of the type constituting Collateral are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Agents thereof, and the Loan Parties will, within sixty (60) days after such acquisition, cause such assets to be subjected to a Lien securing the Obligations and take such actions as shall be reasonably necessary to perfect such Liens, including actions described in paragraph (a) of this Section 6.14, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.14(b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.14(b) if such transaction was not otherwise expressly permitted by this Agreement.
(c)    Within 120 days of the formation or acquisition of any new Restricted Subsidiary by any Loan Party, the Lead Borrower shall, as promptly as practicable after the request of the Administrative Agent, deliver to the Administrative Agent with respect to all Material Real Estate owned in fee by a Restricted Subsidiary that is the subject of a mortgage, title insurance policy (in such amount and containing such endorsements and affirmative coverages as the Administrative Agent shall reasonably require), survey, local counsel opinion and such other documents, instruments, agreements and other materials as the Administrative Agent shall reasonably require, each in form and substance reasonably satisfactory to the Administrative Agent.
6.15    ERISA. The Lead Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Lead Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Lead Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Lead Borrower and/or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.
6.16    Use of Proceeds. Each Borrower will use the proceeds of the Term Loans only as provided in Section 5.24. No part of the proceeds of any Term Loans hereunder will be used, by any Loan Party or any of its Subsidiaries for the purpose of funding any operations in, financing any investments or activities in or making any payments in violation of Sanctions, anti-terrorism laws, anti-money laundering laws, United States Foreign Corrupt Practices Act of 1977, as amended or any similar Requirements of Law.
6.17    [Reserved].
6.18    Post-Closing Collateral Actions. The Lead Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 6.18, as such time periods may be extended by the Administrative Agent, in its sole discretion.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; sign or suffer to exist any security agreement authorizing any Person thereunder to file a financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Restricted Subsidiaries; or assign as security or otherwise transfer as security any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances; provided, however, that no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any owned Real Estate other than (i) Permitted Encumbrances on Material Real Estate and (ii) Permitted Encumbrances on other Real Estate of the types described in clauses (a), (b), (e), (f), (i), (n), (p), (q), (s) and (v) of the definition of “Permitted Encumbrances”.
7.02    Investments. Make any Investments, except Permitted Investments.
7.03    Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness, or (b) issue Disqualified Stock.
7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)    (i) any Restricted Subsidiary may merge, amalgamate or consolidate with a Borrower (including a merger, the purpose of which is to reorganize a Borrower into a new jurisdiction in the United States); provided that such Borrower (as a newly recognized entity) shall be the continuing or surviving Person and (ii) any Restricted Subsidiary may merge, amalgamate or consolidate with one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;
(b)    in each case subject to compliance with Section 6.14, (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or a Borrower or any Subsidiary may change its legal form if the Parent determines in good faith that such action is in the best interest of the Keane Group and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, (x) any Borrower shall remain a Borrower and (y) a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment in a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02 (other than clause (e) of the definition of “Permitted Investments”) and Section 7.03, respectively;
(d)    so long as no Default exists or would result therefrom, a Borrower may merge with any other Person (other than Parent); provided that (i) such Borrower shall be the continuing or surviving corporation and, in the case of any merger involving the Lead Borrower, the Lead Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not a Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, (C) each Loan Party, unless it is the other party to such merger or consolidation, shall have confirmed that its obligations under the Loan Documents, including the Guarantee, shall continue to apply to the Successor Company’s obligations under the Loan Agreements, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) such Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each in form and substance reasonably acceptable to the Administrative Agent and each stating that such merger or consolidation and such supplement to this Agreement or any Security Document does not conflict with this Agreement and (F) the Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act reasonably requested by the Lenders; provided further that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Borrower under this Agreement;
(e)    so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or a Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11, Section 6.14 and Section 7.04(d); and
(f)    so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.
7.05    Dispositions. Make any Disposition, except Permitted Dispositions. To the extent any Collateral is Disposed of in a Permitted Disposition to any Person other than any Loan Party and the Net Proceeds therefrom are applied in accordance with this Agreement, such Collateral shall be sold free and clear of all Liens created by the Loan Documents.

7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:
(a)    each Restricted Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;
(b)    each Restricted Subsidiary of a Loan Party which is not a Loan Party may make Restricted Payments to another Restricted Subsidiary that is not a Loan Party;
(c)    Loan Parties and their Restricted Subsidiaries may make Restricted Payments permitted by Section 7.02 or 7.04;
(d)    the Keane Group may, and may make a Restricted Payment to, repurchase Equity Interests of the Parent or Keane Investor held by a current or former employee, officer or director of any of the Keane Group upon the termination, retirement or death of any such employee, officer or director, provided that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of payment for such repurchase and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, and (iii) the aggregate amount of all payments for such repurchases in any Fiscal Year shall not exceed $7,500,000 plus amounts of such repurchases permitted to have been made in prior Fiscal Years but not made, up to a maximum carry forward amount in any Fiscal Year of $5,000,000; plus the Net Proceeds received by the Parent or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Parent or any direct or indirect parent of the Parent (to the extent contributed to the Parent) to members of management, directors or consultants of the Parent or any of its Subsidiaries, or any direct or indirect parent of the Parent that occurs after the Effective Date other than proceeds of Permitted Cure Securities or proceeds used to increase the Cumulative Credit or Net Proceeds already used for other purposes; plus the Net Proceeds of key man life insurance policies received by the Parent or any other direct or indirect parent of the Parent (in each case, to the extent contributed to the Parent) and their Subsidiaries after the Effective Date; less the amount of any Restricted Payments previously made with the cash proceeds described in clauses (ii) and (iii) of this Section 7.06(d);
(e)    the Keane Group may cancel Indebtedness owing to the Parent or any Restricted Subsidiary from members of management, directors, employees or consultants of the Parent, or any direct or indirect parent company or Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Parent or any direct or indirect parent company, provided that, as to any such cancellation, each of the following conditions is satisfied: (i) as of the date of cancellation and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, and (ii) the aggregate amount of all such cancellations in any Fiscal Year shall not exceed $7,500,000 plus amounts of such cancellations permitted to have been made in prior Fiscal Years but not made, up to a maximum carry forward amount in any Fiscal Year of $5,000,000;
(f)    the Parent and its Subsidiaries may declare and make dividend payments or other Restricted Payments payable (i) solely in Equity Interests (other than Disqualified Stock not otherwise permitted by Section 7.03) of such Person, or (ii) with the proceeds of a substantially concurrent contribution to, or the issuance or other sale of, Equity Interests (other than any issuance or sale of Disqualified Stock, proceeds of Permitted Cure Securities, proceeds used to increase the Cumulative Credit or proceeds used to make payments of Indebtedness pursuant to

Section 7.07(f)) of the Parent or any direct or indirect parent thereof (to the extent contributed to a Borrower);
(g)    the Parent and its Restricted Subsidiaries may make repurchases of Equity Interests in the Parent or in any other direct or indirect parent thereof or any Restricted Subsidiary of the Parent deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(h)    [reserved];
(i)    [reserved];
(j)    the Parent and its Restricted Subsidiaries may pay customary and reasonable out of pocket fees, commissions, expenses and other amounts, in each case, to the extent payable by the Parent under the Parent Stockholders’ Agreement as in effect as of January 20, 2017; and
(k)    the Parent may make Restricted Payments in an aggregate amount not to exceed (i) $25,000,000 (less the sum of (x) the aggregate amount of outstanding Investments made pursuant to clause (cc)(i) of the definition of Permitted Investments and (y) the aggregate amount of Indebtedness prepaid pursuant to Section 7.07(i)(i)) plus (ii) the Cumulative Credit on the date of such election that the Parent elects to apply to this clause (k), such election to be specified in a written notice of a Responsible Officer of the Lead Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that each of the following conditions is satisfied: (x) no Event of Default has occurred or is continuing or would result therefrom, (y) as to the Cumulative Credit, the pro forma Total Net Leverage Ratio is no greater than 3.00:1.00 and (z) immediately after giving effect to such Restricted Payment the Liquidity Condition has been satisfied.
7.07    Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than the Obligations or Indebtedness between Loan Parties), except (a) payments in respect of the Obligations, (b) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness), in each case subject to the terms of the applicable Intercreditor Agreement, (c) repayments or prepayments of Subordinated Indebtedness in accordance with and subject to the subordination terms thereof (which subordination terms may include prohibitions on prepayments of such Subordinated Indebtedness), (d) [reserved], (e) Permitted Refinancings of any Indebtedness to the extent permitted pursuant to Section 7.03, (f) the conversion of any Indebtedness to Equity Interests (other than Disqualified Stock) of the Parent or any of its Subsidiaries or any other direct or indirect parent of a Borrower or the repayment of Indebtedness with the proceeds of any contribution to, or the issuance or other sale of, Equity Interests (other than any issuance or sale of Disqualified Stock or Preferred Stock) of the Parent or any other direct or indirect parent of the Lead Borrower and which repayment is made substantially concurrent with the receipt of such proceeds, (g) repayments and prepayments of Indebtedness incurred pursuant to clauses (b), (c), (d), (e), (f) (subject to the terms thereof), (j), (n), (o), (p), (q), (s), or (w) of the definition of Permitted Indebtedness and, solely to the extent such Indebtedness is secured on a pari passu basis with the Liens securing the Obligations, such repayment or prepayment is accompanied by a pro rata repayment or prepayment of the Term Loans and, after giving effect to such repayment or prepayment, the Liquidity Condition has been satisfied, clause (u) of the definition of Permitted Indebtedness, in each case subject to the terms of the Intercreditor Agreement or subordination agreement applicable to any such Indebtedness, (h) payments in respect of the ABL Facility Indebtedness subject to the terms of the Intercreditor Agreement, and (i) repayments and prepayments of Indebtedness in accordance with and subject to the terms thereof in an aggregate amount not to exceed (i) $25,000,000 (less the sum of (x) the aggregate amount of outstanding Investments made pursuant to clause (cc)(i) of the definition of Permitted Investments and (y) the aggregate amount of Restricted Payments made pursuant to Section 7.06(k)(i)) plus (ii) the portion, if any, of the Cumulative Credit on such date that the Borrowers elect to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Lead Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that each of the following conditions is satisfied: (i) no Event of Default has occurred or is continuing or would result therefrom, (ii) as to the Cumulative Credit, the pro forma Total Net Leverage Ratio is no greater than 3.00:1.00 and (iii) immediately after giving effect to such repayment or prepayment the Liquidity Condition has been satisfied.
7.08    Change in Nature of Business. Engage in any material line of business other than a Similar Business.
7.09    Transactions with Affiliates. Directly or indirectly:
(a)    Purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, shareholder, director or other Affiliate of the Parent or any Restricted Subsidiary involving aggregate consideration in excess of $10,000,000 for a single transaction or series of related transactions, except:
(i)    on fair and reasonable terms that are not materially less favorable to the Parent and its Restricted Subsidiaries, taken as a whole, as would be obtainable by the Parent or its Restricted Subsidiaries with a Person other than an Affiliate at the time of such transaction (or, if earlier, at the time such transaction is contractually agreed),
(ii)    Permitted Dispositions and Permitted Investments;
(iii)    transactions between or among the Parent and its Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary or is merged or consolidated with a Restricted Subsidiary as a result of such transaction, in the case of any such transaction between a Loan Party and any Restricted Subsidiary that is not a Loan Party, in the ordinary course of business;
(iv)    transactions for which the board of directors has received a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to the Keane Group or not less favorable to the Keane Group than would reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;
(v)    any agreement (other than with Sponsor) as in effect as of the Effective Date and set forth on Schedule 7.09 or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date) or any transaction contemplated thereby;
(vi)     (i) the issuance of Equity Interests (other than Disqualified Stock) of the Parent to any director, officer, employee or consultant thereof and, in the case of any

Subsidiary of the Parent, of directors qualifying shares, (ii) the issuance or sale of the Equity Interests of the Parent and the granting of registration rights and other customary rights in connection therewith or (iii) any contribution to the capital of the Parent or any Restricted Subsidiary, as applicable;
(vii)    transactions with Affiliates that are customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Keane Group in the reasonable determination of the board of directors or the senior management of the Parent, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(viii)    the existence of, or the performance by the Keane Group of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date and set forth on Schedule 7.09 and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Keane Group of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (xi) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date;
(ix)    transactions between the Loan Parties or any of their Restricted Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Parent or any other direct or indirect parent of a Borrower; provided, however, that such director abstains from voting as a director of such Loan Party or such direct or indirect parent of such Loan Party, as the case may be, on any matter involving such other Person;
(x)    transactions pursuant to Section 7.04 and 7.06;
(xi)    pledges of Equity Interests of Unrestricted Subsidiaries;
(xii)    transactions entered into in good faith which provide for shared employees, services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies;
(xiii)    any purchases by the Parent’s Affiliates of Indebtedness or Disqualified Stock of the Parent or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Parent’s Affiliates; provided that such purchases by the Parent’s Affiliates are on the same terms as such purchases by such Persons who are not the Parent’s Affiliates;
(xiv)    transactions contractually agreed to between an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and not entered into in contemplations thereof, in each case in the ordinary course of business; and

(xv)    transactions permitted by clause (b) below.
(b)    make any payments (whether by dividend, loan or otherwise) to any officer, shareholder, director or other Affiliate of a Parent or any Restricted Subsidiary in excess of $10,000,000 for a single payment or series of related payments, including, without limitation, on account of management, consulting or other fees for management or similar services, or pay or reimburse expenses incurred by any officer, shareholder, director or other Affiliate of the Parent or such Restricted Subsidiary, except:
(i)    reasonable compensation to, and indemnity provided on behalf of, current, former and future officers, employees and directors for services rendered to the Parent or such Restricted Subsidiary in the ordinary course of business (including the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of any direct or indirect parent of the Parent or of a Restricted Subsidiary, as appropriate, in good faith);
(ii)    payments by the Parent or a Restricted Subsidiary to Sponsor or an Affiliate of Sponsor for the reasonable out-of-pocket costs of actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing financial and similar types of services paid for by Sponsor or such Affiliate on behalf of the Parent or a Restricted Subsidiary;
(iii)    any payments required to be made pursuant to an agreement (other than with Sponsor) as in effect as of the Effective Date and listed on Schedule 7.09, or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date) or any transaction contemplated thereby;
(iv)    amounts payable pursuant to employment and severance arrangements between the Keane Group and their respective current, former and future officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business and payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Parent in good faith;
(v)    payments by the Keane Group to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Parent or any other direct or indirect parent of the Parent in good faith, in each case in an aggregate amount not to exceed $10,000,000 in any Fiscal Year; provided, however, that payments made in reliance on this clause (v) at a time when an Event of Default has occurred and is continuing shall not exceed $5,000,000 in any Fiscal Year;
(vi)    payments resulting from transactions for which the board of directors has received a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to the Keane Group or not less favorable to the Keane Group than would reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;
(vii)    payments permitted pursuant to Section 7.02 and 7.06;
(viii)    sales and purchase arrangements, joint purchasing arrangements and other service agreements in the ordinary course of business between, on the one hand, the Parent and its Restricted Subsidiaries and, on the other hand, any Person under common control with the Parent and its Subsidiaries, for the sale and purchase, at cost, of inventory, equipment and supplies, and leases between such Persons and the Parent or any of its Restricted Subsidiaries and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(ix)    payments (A) between or among the Parent and its Restricted Subsidiaries which are Loan Parties, (B) by any Subsidiary of the Parent to any Loan Party and (C) by any Loan Party to any Subsidiary of the Parent that is not a Loan Party to the extent, in the case of this subclause (C), such payments are made in the ordinary course of business; and
(x)        payments pursuant to any agreement, arrangement or transaction permitted under clause (a) above (other than clause (a)(xv) above).
7.10    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Loan Party to Guarantee the Obligations, (iii) of any Restricted Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, other than, in each case, (i) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or any Restricted Subsidiary, (ii) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Loan Party or any Restricted Subsidiary, (iii) any provision in an agreement for a Disposition permitted hereunder that limits the transfer of or the imposition of any Lien on the assets to be disposed of thereunder, (iv) any provision in an agreement relating to Permitted Indebtedness described in clauses (a), (c) and (g) of the definition thereof that restricts Liens on property financed by or securing such Indebtedness, (v) any other provision in any agreement relating to Permitted Indebtedness that is no more restrictive or burdensome than the comparable provision in this Agreement (except that this clause (v) shall not apply to contractual restrictions described in clauses (a)(ii), (a)(iv) or (b) above), (vi) any encumbrance or restriction contained in any agreement of a Person acquired in a Permitted Investment, which encumbrance or restriction was in existence at the time of such Permitted Investment (but not created in connection therewith or in contemplation thereof) and which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the property and assets of the Person so acquired, (vii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (viii) contractual obligations in existence on the Effective Date and (to the extent applicable to any assets or property (in each case other than any ABL Priority Collateral) of Parent or any

Restricted Subsidiary with an aggregate fair market value in excess of $25,000,000) described on Schedule 7.10 and the extension or continuation thereof, provided that any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Agents and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued, (ix) [reserved], (x) customary restrictions contained in the ABL Credit Agreement and, in each case, any Permitted Refinancing thereof, provided that any such restrictions contained therein, taken as a whole, are no more restrictive or burdensome than the comparable provisions set forth in the ABL Credit Agreement, provided that a certificate of a Responsible Officer delivered to the Administrative Agent stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (xi) [reserved], (xii) represent Indebtedness of a Restricted Subsidiary of the Parent which is not a Loan Party which is permitted by Section 7.03 to the extent applying only to such Restricted Subsidiary, (xiii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under clauses (c), (g) and (t) of the definition of Permitted Indebtedness but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (xiv) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or (xv) restrictions that arise in connection with cash or other deposits permitted under clauses (c), (d), (u), or (x) of the definition of Permitted Encumbrances or clauses (a), (i) and (k) of the definition of Permitted Investments and in all instances limited to such cash or deposit.
7.11    Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in violation of Regulation U of the FRB or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of Regulation U of the FRB or to refund Indebtedness originally incurred for such purpose or (b) for any purposes other than (i) on the Effective Date, to pay fees and expenses in connection therewith and (ii) following the Effective Date, for working capital purposes (including the purchase of inventory), general corporate purposes (including Permitted Acquisitions and other Investments) and any other purpose not prohibited by the terms of this Agreement.
7.12    Amendment of Material Documents. (a) Amend, modify or waive any of a Loan Party’s rights under its Organization Documents in a manner materially adverse to the Credit Parties; or (b) amend, modify or waive any document governing any Material Indebtedness (other than on account of any Permitted Refinancing) to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents or would be reasonably likely to have a Material Adverse Effect.
7.13    Fiscal Year/Quarter. Change the Fiscal Year or Fiscal Quarter of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP; provided, however, that the Loan Parties may, upon written notice to the Administrative Agent from the Lead Borrower, change their Fiscal Quarter and Fiscal Year to any other quarterly accounting periods and fiscal year reasonably acceptable to the Administrative Agent, in which case the Lead Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such changes.
7.14    Liquidity. As of the last day of any month, fail to satisfy the Liquidity Condition.
7.15    Activities of the Parent. The Parent shall not directly own any Equity Interests of any Person other than the Equity Interests of the Lead Borrower.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. The occurrence and continuance of any of the following (after giving effect to the giving of any notice or any passage of time or both, if any, specified below with respect to such event or condition) shall constitute an “Event of Default”:
(a)    Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Term Loan, or (ii) any interest on any Term Loan or other Obligation or fee due hereunder, or any other amount payable hereunder or under any other Loan Document, and such failure under this clause (ii) continues for five (5) Business Days after the payment was due; or
(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05(a), 6.07, 6.10, 6.11, or 6.12 or Article VII; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of the date such Loan Party obtains knowledge of a breach of any such covenant or agreement or the Lead Borrower’s receipt of notice from the Administrative Agent of any such breach; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, if already subject to qualification by materiality, in any respect) when made or deemed made; or
(e)    Cross-Default. Any Loan Party (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (after giving effect to the expiration of any applicable grace periods); (ii) after the expiration of all grace periods relating thereto, fails to observe or perform any other agreement or condition relating to any such Material Indebtedness (except in the case of the ABL Facility) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (after giving effect to the expiration of any applicable grace periods), the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (iii) there occurs under any Swap Contract (other than any Swap Contract the obligations of which are secured pursuant to the ABL Facility Documentation) an Early Termination Date (as defined in such Swap Contract or such similar term used) resulting from (A) any event of default under such Swap Contract as to which a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party is an Affected Party (as so defined or such similar term used) and, in either event, the Swap

Termination Value owed by the Loan Party as a result thereof is greater than $25,000,000; or (iv) there occurs under the ABL Facility (x) an ABL Event of Default and (y) the ABL Facility Indebtedness has been accelerated as a result thereof; or
(f)    Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issuance or levy; or
(h)    Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $25,000,000 and such judgments or orders shall continue unsatisfied or unstayed for a period of 30 consecutive days (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage; it being agreed that a “reservation of rights letter” or similar notice shall not in and of itself constitute a dispute of coverage), or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgment or order, by reason of a pending appeal or otherwise, shall not have been satisfied, vacated, discharged, stayed or bonded for a period of 30 consecutive days; or
(i)    ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted in or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to a Pension Plan, Multiemployer Plan or the PBGC which would be reasonably likely to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which would be reasonably likely to result in a Material Adverse Effect; or
(j)    Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan

Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be (other than pursuant to the terms thereof), or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:
(a)    declare the Commitments of each Lender to make Term Loans to be terminated, whereupon such Commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
(c)    [reserved]; and
(d)    whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;
provided, however, that upon the entry of an order for relief (or similar order) with respect to any Loan Party or any Restricted Subsidiary thereof under any Debtor Relief Laws, the obligation of each Lender to make Term Loans shall automatically terminate, and the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.
8.03    Application of Funds. After any exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), subject to the Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order;

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable under Section 10.04 (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;
Second, to payment of that portion of the Obligations constituting indemnities, expenses and other amounts (other than principal, interest and fees) payable to the Lenders (including amounts payable under Section 10.04 to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations, and fees, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(b)), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them; and
Last, the balance, if any, after all of the have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.
8.04    Cure Rights.
(a)    Notwithstanding anything to the contrary contained in this Article VIII, in the event that the Borrowers fail to comply with the requirements of Section 7.14 as of the last day of any month for which such covenant is required to be tested, until the expiration of the 10th day subsequent to the date the certificate calculating the Liquidity Condition for such month is required to be delivered pursuant to Section 6.01(b) (the “Cure Expiration Date”), the Parent shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions (collectively, the “Cure Right”), and upon receipt by the Parent of such cash (the “Cure Amount”) pursuant to the exercise by the Parent of such Cure Right, the Liquidity Condition under Section 7.14 shall be recalculated to include such Cure Amount.
(b)    Notwithstanding anything herein to the contrary, (i) in each twelve month period there shall be at least ten months with respect to which the Cure Right is not exercised, (ii) there shall be no more than five Cure Rights exercised during the term of this Agreement and (iii) the Cure Amount shall be no less than the amount required for purposes of complying with Section 7.14.
(c)    Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon receipt of the Cure Amount (and designation thereof) by the Parent, the requirements of Section 7.14 shall be deemed satisfied and complied with as of the end of the relevant month with the same effect as though there had been no failure to comply with the requirements of Section 7.14 and any Event of Default under Section 7.14 (and any other Default as a result thereof) shall be deemed not to have occurred for purposes of the Loan Documents, and (B) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under Section 7.14 (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been contributed and designated; provided that during the period set forth in this clause (B), an Event of Default shall nevertheless be deemed to have occurred and be continuing for all other purposes under the Loan Documents (including restrictions on Borrowings).
ARTICLE IX
ADMINISTRATIVE AGENT
9.01    Appointment and Authority.
(a)    Each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints Owl Rock to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party or any Restricted Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.
(b)    Each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints Owl Rock as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.
9.02    Rights as a Lender. The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.
No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.
The Agents shall not be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by the Loan Parties or a Lender. In the event that the Agents obtains such actual knowledge or receives such a notice, the Agents shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of an Event of Default, the Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agents be required to comply with any such directions to the extent that any Agent believes that its compliance with such directions would be unlawful.
The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities as such Agent.
9.06    Resignation of Agents. Any Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Lead Borrower (as long as no Event of Default then exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders with the approval of the Lead Borrower (as long as no Event of Default then exists), appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment within 60 days after the retiring Agent gives notices of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.
9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent or a Lender hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and such Credit Parties under Sections 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10    Collateral and Guaranty Matters. The Credit Parties irrevocably authorize and direct the Agents, and Agents shall:
(a)    release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) at the time the property subject to such Lien is disposed of or to be disposed of in connection with any disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;
(b)    to the extent determined by the Agents in their discretion, subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of “Permitted Encumbrances”;
(c)    release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder (including its designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the ABL Credit Agreement, any Permitted First Priority Refinancing Debt, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Permitted Notes or any Permitted Refinancing of any of the foregoing; and
(d)    release any Borrower (other than the Lead Borrower) from its obligation if such Person ceases to be a wholly owned Subsidiary of the Lead Borrower as a result of a transaction permitted hereunder (including its designation as an Unrestricted Subsidiary) so long as (i), at the time of such release, no Event of Default shall exist, (ii) another Borrower shall become liable for the respective portion of such Borrower’s obligations and (iii) after such Person joins this Agreement as a Borrower, no Event of Default shall exist.
Upon request by any Agent at any time, the Applicable Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and each other Loan Document pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
9.11    Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.
9.12    Reports and Financial Statements. By signing this Agreement, each Lender:
(a)    [reserved];

(b)    is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);
(c)    expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;
(d)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;
(e)    agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and
(f)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Borrowings that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Term Loan or Term Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
9.13    Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Law of the United States can be perfected only by possession or control. Should any Lender (other than the Agents) obtain possession or control of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.
9.14    Indemnification of Agents. The Lenders shall indemnify the Agents and any Related Party, as the case may be (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15    Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.
9.16    Defaulting Lender.
(a)    If for any reason any Lender shall become a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) subject to Section 10.01 only with respect to the increase or extension of such Lender’s Commitment, such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, (ii) a Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Term Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Pro Rata Shares of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any further amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Term Loan. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Pro Rata Share of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.08 hereof from the date when originally due until the date upon which any such amounts are actually paid.
(b)    The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Term Loans. Upon any such assignment of the Pro Rata Share of any Defaulting Lender, the Defaulting Lender’s share in future Borrowings and its rights under the Loan Documents with respect thereto shall terminate on the date of assignment, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Assumption.
(c)    Each Defaulting Lender shall indemnify the Administrative Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Pro Rata Share of a Term Loan or to otherwise perform its obligations under the Loan Documents.
9.17    Withholding Tax. To the extent required by applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from any amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.17. The agreements in this Section 9.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
9.18    Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into each Intercreditor Agreement and any other usual and customary intercreditor agreements to the extent contemplated by the terms hereof, and the parties hereto acknowledge that each such Intercreditor Agreement and any other intercreditor agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and the other intercreditor agreements and (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreements and the usual and customary intercreditor agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, but in conformance with the terms hereof, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to enter into (i) any amendments to the Intercreditor Agreements and any other intercreditor agreements, and (ii) any other Intercreditor Agreements and any other intercreditor arrangements, in the case of clauses (i) and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 7.01 of this Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.
9.19    Disqualified Institutions. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Institution. Each Lender represents and warrants to the parties hereto that at the time it becomes a Lender, it is not a Disqualified Institution.
ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent (at the direction of the Required Lenders) and the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders), and the Lead

Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(b)    as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents (but, for clarity, not including any mandatory prepayment required by Section 2.05(e)) without the written consent of such Lender;
(c)    as to any Lender, reduce the principal of, or the rate of interest specified herein, on any Term Loan payable to such Lender, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to such Lender; provided, however, that only the consent of the Required Lenders of the relevant Class shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
(d)    as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of such Lender adversely affected thereby;
(e)    change any provision of this Section or the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.
(f)    except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents or release all or substantially all of the value of the Guarantees without the written consent of each Lender;
(g)    [reserved];
(h)    [reserved];
(i)    [reserved];
(j)    modify the definition of (1) “Eligible Assignee” to the extent that such amendment increases the percentage of Term Loans permitted to be held by a Sponsor Affiliated Lender, or (ii) “Sponsor Affiliated Lender,” in each case, without the written consent of each Lender; and
(k)    amend any provision hereof (including Section 10.06) in a manner that restricts a Lender’s ability to assign its right or obligations without the consent of such Lender.
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document, (iii) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (iv) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Term Loans or Commitments of a particular Class (but not the Lenders holding Term Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
Notwithstanding anything to the contrary herein, (a) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (b) the Lead Borrower shall be permitted to appoint one or more Restricted Subsidiaries that are Domestic Subsidiaries as “Borrowers” hereunder, in each case with the consent of, and pursuant to an amendment reasonably satisfactory to, the Administrative Agent which appropriately incorporates such Borrowers into this Agreement and the other Loan Documents which amendment shall not require the consent of any other Lender.
If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender with respect to the Class of Term Loans or Commitments that is subject to the related consent, waiver or amendment in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).
Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of secured Indebtedness permitted under this Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder or under any other Loan Document without the prior written consent of such affected Agent.
Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Lead Borrower or the applicable Loan Party, as the case may be, and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder (including through “cashless rolls”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans unless the maturity of the Replacement Term Loans is at least one year later than the maturity of the Refinanced Term Loans, (c) the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans prior to the time of such incurrence)

and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Term Loans in effect immediately prior to such refinancing.
10.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Loan Parties or the Agents, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE

ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Loan Parties and the Agents may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower and the Agents. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrowers shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Arranger and their respective Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented fees, charges and disbursements of (A) outside counsel for the Agents and their Affiliates limited to one law firm and any local counsel reasonably deemed necessary by the Agents, (B) outside consultants for the Agents, (C) appraisers, (D) commercial finance examiners, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (C) any workout, restructuring or negotiations in respect of any Obligations, and (b) all reasonable and documented out-of-pocket expenses incurred by the Credit Parties who are not the Agents or any Affiliate of the Agents, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).
(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agents (and any sub-agent thereof), the Arranger, each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after-Tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party or any Affiliate or equityholder thereof arising out of, in connection with, or as a result of (i) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated, at any time, by any Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Restricted Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence, willful misconduct or material breach of the obligations under any Loan Document of such Indemnitee (but without limiting the obligations of the Loan Parties as to any other Indemnitee) or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a cause of action brought by an Indemnitee against any other Indemnitee (other than (i) claims against an Indemnitee in its capacity or fulfilling its role as an Agent or an arranger or a similar role and (ii) claims resulting directly or indirectly from acts or omissions of any Loan Party; provided that, the Loan Parties’ obligation with respect to fees and expenses of counsel, shall be limited to the reasonable and reasonably documented fees, disbursements and other charges of out-of-pocket fees and legal expenses of one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Lead Borrower of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected Indemnitee)).
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof; provided that the foregoing shall not limit any Loan Party’s indemnity obligations to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to receive indemnification hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(d)    Payments. All amounts due under this Section shall be payable on demand (accompanied by back-up documentation to the extent available).
(e)    Survival. The agreements in this Section shall survive the resignation of any Agent, the assignment of any Commitment or Term Loan by any Lender, the replacement of any Lender, and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agents upon demand its Pro Rata Share (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Term Loans of any Class outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default pursuant to Sections 8.01(a), (f) or (g) has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible

Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Sections 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender or (3) in the case of Owl Rock Capital Corporation and its Affiliates only, with respect to the elevation of any permitted participation to an assignment, if such Lender, upon the advice of counsel, determines the elevation to an assignment is necessary to comply with or avoid the consequences of a determination by any Governmental Authority, including the SEC; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, payable by the applicable Lender or prospective Lender, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable “know-your-customer” documents reasonably requested by the Administrative Agent.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, in the absence of manifest error. The Register shall be available for inspection by the Lead Borrower, and, with respect to such Lender’s interest only, any Lender at any reasonable time and from time to time upon reasonable prior written notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person that is an Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c) or (f) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 3.06 and 10.13, and it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. If a Lender sells a participation pursuant to Section 10.06(d), that Lender shall (acting solely for this purpose as a non-fiduciary agent of the Borrowers) maintain a register on which is entered the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Electronic Execution of Assignments. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
(h)    Limitations Applicable to Sponsor Affiliated Lenders. Notwithstanding anything to the contrary contained herein:
(i)    Each Sponsor Affiliated Lender (other than any Affiliated Debt Fund), solely in its capacity as a Lender hereunder (if applicable), hereby agrees that if a case under Title 11 of the United States Code is commenced against any Loan Party, each such Sponsor Affiliated Lender shall consent to provide that the vote of such Sponsor Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall be deemed to be without discretion and such Sponsor Affiliated Lender shall be deemed to vote in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Affiliated Lenders, except that such Sponsor Affiliated Lender’s vote (in its capacity as a Lender) may be counted (and such Sponsor Affiliated Lender shall be entitled to vote in accordance with its sole discretion) to the extent any such plan of reorganization proposes to treat the Obligations held by such Sponsor Affiliated Lender in a manner that is less favorable or disproportionate in any respect to such Sponsor Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrowers. Each Sponsor Affiliated Lender (in its capacity as a Lender) hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Sponsor Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Sponsor Affiliated Lender and in the name of such Sponsor Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.
(ii)    Notwithstanding anything to the contrary contained herein, in connection with any “Required Lender” votes, Lenders that are Sponsor Affiliated Lenders shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts includable in determining whether the “Required Lenders” have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is a Sponsor Affiliated Lender shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.
(iii)    each Lender participating in any assignment to a Sponsor Affiliated Lender acknowledges and agrees that in connection with any such assignment (A) the Sponsor Affiliated Lender may have, and later may come into possession of, Excluded Information, (B) such Lender has independently and, without reliance on the Sponsor Affiliated Lender or any Loan Party, any Agent or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (C) none of the Sponsor Affiliated Lenders or any of their Subsidiaries or any Loan Party shall be required to make any representation that it is not in possession of Excluded Information, (D) neither the Sponsor nor the Sponsor Affiliated Lenders or any of their Subsidiaries, the Loan Parties, any Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against any such Persons under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information (E) that the Excluded Information may not be available to the Agents and the other Lenders and (F) all parties to the relevant assignments shall render customary “big-boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption executed by any Sponsor Affiliated Lender.
10.07    Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, investors, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties (only if such Credit Party has no knowledge that such source itself is not in breach of a confidentiality obligation) or (i) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder.
For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof (provided that if such information is furnished by a source known to such Credit Party to be subject to a confidentiality obligation, such source, to the knowledge of such Credit Party, is not in violation of such Obligation by such disclosure), provided that, in the case of information received from any Loan Party or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder (other than contingent indemnity obligations for which claims have not been made) shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may thereafter arise under Section 10.04 hereof.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(b)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(c)    such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender. Such purchase and sale shall be effective on the date of the payment of such amount to such Lender.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.
(b)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(e)    ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit

Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.
10.17    USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender), which are subject to the Patriot Act (as hereinafter defined) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.
10.18    Time of the Essence. Time is of the essence of the Loan Documents.
10.19    Press Releases.
(a)    Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure.
(b)    Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark upon the Lead Borrower’s approval, not to be unreasonably delayed or withheld. Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.20    Additional Waivers.
(a)    The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.
(b)    The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).
(c)    To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.
(d)    Each Loan Party is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any

Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Term Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.
10.21    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.22    Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.
10.23    Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents (other than the Intercreditor Agreements), the provision contained in this Agreement shall govern and control.
10.24    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS:

KEANE GROUP HOLDINGS, LLC

By:	/s/ Gregory Powell
Name: Gregory Powell
Title: President and Chief Financial Officer

KEANE FRAC, LP

By:	Keane Frac GP, LLC, its General Partner
By:	KGH Intermediate Holdco II, LLC, its
Managing Member

By:	/s/ Gregory Powell
Name: Gregory Powell
Title: President and Chief Financial Officer

KS DRILLING, LLC

By:	KGH Intermediate Holdco II, LLC, its
Managing Member

By:	/s/ Gregory Powell
Name: Gregory Powell
Title: President and Chief Financial Officer

Signature Page to Keane Credit Agreement

GUARANTORS:

KEANE GROUP, INC.

By:	/s/ Gregory Powell
Name: Gregory Powell
Title: President and Chief Financial Officer

KGH INTERMEDIATE HOLDCO I, LLC

By:	/s/ Gregory Powell
Name: Gregory Powell
Title: President and Chief Financial Officer

KGH INTERMEDIATE HOLDCO II, LLC

By:	/s/ Gregory Powell
Name: Gregory Powell
Title: President and Chief Financial Officer

KEANE FRAC GP, LLC

By:	KGH Intermediate Holdco II, LLC, its
Managing Member

By:	/s/ Gregory Powell
Name: Gregory Powell
Title: President and Chief Financial Officer

Signature Page to Keane Credit Agreement

OWL ROCK CAPITAL CORPORATION, as
Administrative Agent, as Collateral Agent and as a
Lender

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Financial Officer

Signature Page to Keane Credit Agreement

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To:	Owl Rock Capital Corporation, as Administrative Agent
Ladies and Gentlemen:
Reference is made to the Term Loan Agreement dated as of March 15, 2017 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Keane Group, Inc., a Delaware corporation, as the Parent, (iv) the other guarantors party thereto, (v) Owl Rock Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Owl Rock Capital Corporation, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, and (vii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

1.	The Lead Borrower hereby irrevocably requests [a Borrowing][a Conversion of Term Loans from one Type to the other][a continuation of LIBOR Rate Loans]:

(a)	On ____________ (a Business Day)[1]

(b)	In the amount of $_____________________[2]

(c)	Comprised of [Base Rate][LIBOR Rate]Loans (Type of Term Loan)[3]

(d)	Class of Borrowing ____________[4]

1 Each notice of a Borrowing must be received by the Administrative Agent not later than 12:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans to Base Rate Loans, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans.
2 Each Borrowing of, Conversion to, or continuation of LIBOR Rate Loans must be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans must be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.
3 Term Loans may be either Base Rate Loans or LIBOR Rate Loans. If the Type of Term Loan is not specified, then the applicable Term Loans will be made as Base Rate Loans.
4 Term Loans may be pursuant to the Initial Term Loans, Incremental Term Loans, Replacement Term Loans or Refinancing Term Loans of a given Refinancing Series.

(e)	For LIBOR Rate Loans: with an Interest Period of ____ months[5]

(f)	With the requested Borrowing to be sent to:
[Name of Bank]
[City of Bank]
Beneficiary:
Account No.: [number]
ABA No.: [number]
Attn: [name]
The Lead Borrower hereby represents and warrants (for itself and on behalf of the other Loan Parties) that (a) the [Borrowing][Conversion of Term Loans from one Type to the other][continuation of LIBOR Rate Loans] requested herein complies with Section 2.02 and the other provisions of the Credit Agreement and (b) the conditions specified in Sections 4.01 and 4.02 of the Credit Agreement have been satisfied on and as of the date specified in Item 1(a) above.

[signature page follows]

5 The Lead Borrower may request a Borrowing of LIBOR Rate Loans with an Interest Period of one, two, three or six months (or with the consent of all applicable Lenders, twelve months thereafter). If no election of Interest Period is specified, then the Lead Borrower will be deemed to have specified an Interest Period of one month.

2

Dated as of the date first written above.

KEANE GROUP HOLDINGS, LLC, as Lead Borrower

By:
Name:
Title

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Term Loan Agreement dated as of March 15, 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among (i) Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Keane Group, Inc., a Delaware corporation, as the Parent, (iv) the other guarantors party thereto, (v) Owl Rock Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Owl Rock Capital Corporation, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, and (vii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”) (capitalized terms used herein have the meanings attributed thereto in the Term Loan Agreement unless otherwise defined herein). Pursuant to 6.02(d) of the Term Loan Agreement, the undersigned, solely in his/her capacity as the [chief executive officer][chief financial officer][treasurer][controller] of the Lead Borrower, certifies as of the date hereof as follows:

1.
[Attached hereto as Exhibit A are the Consolidated balance sheet of the Keane Group as of [ ] [ ], 20[ ], and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion were prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to an upcoming maturity of any Indebtedness or potential default under any financial covenant). Also attached hereto as Exhibit A is a copy of management’s discussion and analysis with respect to the financial statements of such Fiscal Year. [Also attached hereto as Exhibit A is a reconciliation of such statements that explains in reasonable detail the differences between the information relating to Unrestricted Subsidiaries and the information relating to the Parent and all Restricted Subsidiaries.]1][2]

2.
[Attached hereto as Exhibit A are (x) a Consolidated balance sheet of the Keane Group as of the Fiscal Quarter ending [____], and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements have been certified as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Keane Group as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and that prior Fiscal

1     To be included if the Consolidated financial statements contain financial information attributable to Unrestricted Subsidiaries.
2     To be included if accompanying annual financial statements only.

Year results are not required to be restated for changes in discontinued operations. Also attached hereto as Exhibit A is a copy of management’s discussion and analysis with respect to the financial statements of such Fiscal Quarter. [Also attached hereto as Exhibit A is a reconciliation of such statements that explains in reasonable detail the differences between the information relating to Unrestricted Subsidiaries and the information relating to the Parent and all Restricted Subsidiaries.]3]4

3.
[No Default or Event of Default has occurred and is continuing.][Except as set forth on Annex A hereto, no Default or Event of Default has occurred and is continuing and set forth on Annex A hereto is a description of the nature and extent of such Defaults/Events of Default and the expected remedial actions.]

4.	[The financial statements attached hereto as Exhibit A fairly present the financial condition and results of operations in accordance with GAAP.][5]

5.	Attached hereto as Schedule 1 are reasonably detailed calculations setting forth [the Total Net Leverage Ratio and][6] the Liquidity Condition.

3     To be included if the Consolidated financial statements contain financial information attributable to Unrestricted Subsidiaries.
4     To be included if accompanying quarterly financial statements only.
5     To be included if accompanying the financial statements referred to in Sections 6.01(a) and (b).
6     To be included if accompanying the financial statements referred to in Sections 6.01(a) and (b).

SCHEDULE 1
Total Net Leverage Ratio Calculation:7
The ratio of:

(1) Total Net Debt outstanding to
(2) Consolidated EBITDA for the latest Measurement Period
Total Net Leverage Ratio

Liquidity Condition Calculation:
The sum of:

(1) unrestricted cash and Cash Equivalents of the Loan Parties that are deposited in Blocked Accounts (to the extent required to be subject to Blocked Account Agreements pursuant to Section 6.12 of the Term Loan Agreement)

(2) Availability
Liquidity Condition

7     All components of Total Net Leverage Ratio shall be calculated for the Parent on a Consolidated basis.

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as the [chief executive officer][chief financial officer][treasurer][controller] of the Lead Borrower, has executed this certificate for and on behalf of the Lead Borrower and has caused this certificate to be delivered this __ day of __________, 20__.

KEANE GROUP HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT A

EXHIBIT C

FORM OF TERM NOTE

TERM NOTE

$_______________        _______________, 20__

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of _____________________ (hereinafter, with any subsequent holders, the “Lender”), c/o [________________], [ADDRESS], the principal sum of ___________________ ($______________), or, if less, the aggregate unpaid principal balance of Term Loans made by the Lender to or for the account of any Borrower pursuant to the Term Loan Agreement dated as of March 15, 2017 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrowers, (ii) Keane Group, Inc., a Delaware corporation, as the Parent, (iii) the other guarantors party thereto, (iv) Owl Rock Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (v) Owl Rock Capital Corporation, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.
This is a “Term Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Term Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Administrative Agent’s books and records concerning the Term Loans, the accrual of interest thereon, and the repayment of such Term Loans, shall be prima facie evidence of the indebtedness to the Lender hereunder.
No delay or omission by any Agent or the Lender in exercising or enforcing any of such Agent’s or the Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.
Each Borrower, and each endorser and guarantor of this Term Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Each

Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by any Agent and/or the Lender with respect to this Term Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Term Note.
This Term Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.
The liabilities of each Borrower, and of any endorser or guarantor of this Term Note, are joint and several, provided, however, the release by any Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Term Note. Each reference in this Term Note to any Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Term Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.
THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.
EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS TERM NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS TERM NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS TERM NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS TERM NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agents and the Lender, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Term Note, are each relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TERM NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH BORROWER ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS TERM NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrowers have caused this Term Note to be duly executed as of the date set forth above.

BORROWERS:

KEANE GROUP HOLDINGS, LLC

By:
Name: Gregory Powell
Title: President and Chief Financial Officer

KEANE FRAC, LP

By:	Keane Frac GP, LLC, its General Partner
By:	KGH Intermediate Holdco II, LLC, its
Managing Member

By:
Name: Gregory Powell
Title: President and Chief Financial Officer

KS DRILLING, LLC

By:	KGH Intermediate Holdco II, LLC, its
Managing Member

By:
Name: Gregory Powell
Title: President and Chief Financial Officer

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION
Reference is made to the Term Loan Agreement dated as of March 15, 2017 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Keane Group, Inc., a Delaware corporation, as the Parent, (iv) the others guarantors party thereto, (v) Owl Rock Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Owl Rock Capital Corporation, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, and (vii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.
______________________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:

1.
The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations as a Lender under the Credit Agreement as of the date hereof (including, without limitation, such interest in each of the Assignor’s outstanding Commitments, if any, and the Term Loans (and related Obligations) owing to it) specified in Section 1 of Schedule I hereto. After giving effect to such sale and assignment, the Assignor’s and the Assignee’s Commitments and the amount of the Term Loans owing to the Assignor and the Assignee will be as set forth in Section 2 of Schedule I hereto.

2.
The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Liens and that it is legally authorized to enter into this Assignment and Assumption; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in, or in connection with, the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (d) confirms, in the case of an Assignee who is not a Lender, an Affiliate of a Lender, or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the Commitment

1

is not then in effect, the principal outstanding balance of the Term Loans of the Assignor subject to this Assignment and Assumption, is not less than $____________, or, if less, the entire remaining amount of the Assignor’s Commitment and the Term Loans at any time owing to it, unless the Administrative Agent and, so long as no Event of Default pursuant to Sections 8.01(a), (f) or (g) of the Credit Agreement has occurred and is continuing, the Lead Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

3.
The Assignee: (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement, are required to be performed by it as a Lender; (e) specifies as its lending office (and address for notices) the office set forth beneath its name on the signature pages hereof; (f) agrees that, if the Assignee is a Foreign Lender entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, it shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10-percent shareholder” of the Loan Parties within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, United States Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made; and (g) represents and warrants that it is an Eligible Assignee.

4.
Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered, together with a processing and recordation fee in the amount required as set forth in Section 10.06 to the Credit Agreement, to the

Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Assumption shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule I hereto (the “Effective Date”).

5.
Upon such acceptance and recording by the Administrative Agent and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consent by the Administrative Agent and the Lead Borrower, as applicable (such consent not to be unreasonably withheld or delayed), from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned by this Assignment and Assumption, shall have the rights and obligations of a Lender under the Credit Agreement, and (b) the Assignor shall, to the extent of the interest assigned by this Assignment and Assumption, be released from its obligations under the Credit Agreement.

6.
Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7.	This Assignment and Assumption shall be governed by, and be construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title

[ASSIGNEE]

By:
Name:
Title

Lending Office (and address for notices):

[Address]

Accepted this _____ day
of ___________, _____:

OWL ROCK CAPITAL CORPORATION,
as Administrative Agent

By:
Name:
Title

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this _____ day of _____________, _______:

ADMINISTRATIVE AGENT:

OWL ROCK CAPITAL CORPORATION

By:
Name:
Title

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this _____ day of _____________, _______:

LEAD BORROWER:

KEANE GROUP HOLDINGS, LLC

By:
Name:
Title

Schedule I

Section 1.    Percentage/Amount of Commitments/Term Loans Assigned by Assignor to Assignee.

Percentage1 assigned by Assignor:    ______%

Type of Commitment assigned by Assignor:    _______________

Total Commitment assigned by Assignor:    $_______________

Aggregate Outstanding Principal Amount of
Term Loans assigned by Assignor:    $_______________

Section 2.    Percentage/Amount of Commitments/Term Loans Held by Assignor and Assignee after giving effect to Assignment and Assumption.

Assignor’s Percentage:    ______%

Assignee’s Percentage:    ______%

Assignor’s Commitment:    $_______________

Assignee’s Commitment:    $_______________

Aggregate Outstanding Principal Amount of
Term Loans Owing to Assignor:    $_______________

Aggregate Outstanding Principal Amount of
Term Loans Owing to Assignee:    $_______________

Section 3. Effective Date

Effective Date:    _______________, _____

1 With respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Commitments of any Class represented by such Lender's Commitment at such time.

EXHIBIT E
[Reserved]

1

EXHIBIT F
FORM OF SOLVENCY CERTIFICATE

CONFIDENTIAL
Form of Solvency Certificate
Date: [ ], 2017
To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
I, the undersigned, the Chief Financial Officer of Keane Group Holdings, LLC, a Delaware limited liability company (“Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:
1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(vi) of the Term Loan Agreement, dated as of March 15, 2017, (the “Credit Agreement”) by and among (i) Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Keane Group, Inc., a Delaware corporation, as the Parent, (iv) the other guarantors party thereto, (v) Owl Rock Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Owl Rock Capital Corporation, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, and (vii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
2.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The aggregate amount for which assets (both tangible and intangible) in their entirety, of the Parent and its Subsidiaries taken as a whole would change hands between an interested purchaser and a seller, in an arm's length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act.
(b)    “Present Fair Salable Value”
The aggregate amount of net consideration that could be expected to be realized from an interested purchaser by a seller, in an arm's length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of an entire operation as a going concern, presuming the business will be continued, in its present form and character, and with reasonable promptness, not to exceed one year.
(c)    “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Parent and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
(d)    “Identified Contingent Liabilities”
The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Parent and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Company.
(e)    “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”
For the period from the date hereof through the Maturity Date, Parent and its Subsidiaries taken as a whole should be able to generate enough cash from operations, asset dispositions, or a combination thereof, to meet their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.
(f)    “Do not have Unreasonably Small Capital”
For the period from the date hereof through the Maturity Date, Parent and its Subsidiaries taken as a whole after consummation of the Transactions should be able to generate enough cash from operations, asset dispositions, or a combination thereof, to meet their respective Stated Liabilities and Identified Contingent Liabilities as they become due, and is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.
3.    For purposes of this certificate, I, or officers of Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a)    I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 6.01 of the Credit Agreement.
(b)    I have knowledge of and have reviewed to my satisfaction the Credit Agreement.
(c)    As a senior authorized financial officer of Company, I am familiar with the financial condition of Parent and its Subsidiaries.
4.    Based on and subject to the foregoing, I hereby certify on behalf of Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of Parent and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Parent and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Parent and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.
* * *

IN WITNESS WHEREOF, Company has caused this certificate to be executed on its behalf by Senior Authorized Financial Officer as of the date first written above.

Keane Group Holdings, LLC

By:
Name:
Title:

EXHIBIT G-1
FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Term Loan Agreement dated as of March 15, 2017 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Keane Group, Inc., a Delaware corporation, as the Parent (iv) the other guarantors party thereto, (v) Owl Rock Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Owl Rock Capital Corporation, as collateral agent for its own benefit and the benefit of the other Credit Parties, and (vii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Term Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Lead Borrower and the Administrative Agent with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Lead Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the relevant Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

G-1-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated: ______________________, 20[ ]

G-1-2

EXHIBIT G-2
FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Term Loan Agreement dated as of March 15, 2017 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Keane Group, Inc., a Delaware corporation, as the Parent, (iv) the other guarantors party thereto, (v) Owl Rock Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Owl Rock Capital Corporation, as collateral agent for its own benefit and the benefit of the other Credit Parties, and (vii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Term Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Term Note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished the Lead Borrower and the Administrative Agent with an Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W‑8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

G-2-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated: ______________________, 20[ ]

G-2-2

EXHIBIT G-3
FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Term Loan Agreement dated as of March 15, 2017 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Keane Group, Inc., a Delaware corporation, as the Parent, (iv) the other guarantors party thereto, (v) Owl Rock Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Owl Rock Capital Corporation, as collateral agent for its own benefit and the benefit of the other Credit Parties, and (vii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

G-3-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated: ______________________, 20[ ]

G-3-2

EXHIBIT G-4
FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Term Loan Agreement dated as of March 15, 2017 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Keane Group Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the other Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Keane Group, Inc., a Delaware corporation, as the Parent (iv) the other guarantors party thereto, (v) Owl Rock Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Owl Rock Capital Corporation, as collateral agent for its own benefit and the benefit of the other Credit Parties, and (vii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) its direct or indirect partners/members are the sole record owners of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with an Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
[Signature Page Follows]

G-4-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated: ______________________, 20[ ]

G-4-2

EXHIBIT H

[Reserved]

EXHIBIT I

FORM OF FACILITY GUARANTY

[Included under separate cover]

EXHIBIT J

FORM OF SECURITY AGREEMENT

[Included under separate cover]